                                                                   EXHIBIT 10.32





                            STOCK PURCHASE AGREEMENT



                          DATED AS OF DECEMBER 31, 2002


                                      AMONG



                        BRENDA BUELL & ASSOCIATES, INC.,



                                  BRENDA BUELL,


                                       AND



                          HOME INTERIORS & GIFTS, INC.




                                TABLE OF CONTENTS


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
                                                                                                              Page No.
                                                                                                              --------

ARTICLE I - PURCHASE OF SHARES....................................................................................1

   SECTION 1.1       PURCHASE AND SALE OF SHARES..................................................................1
   SECTION 1.2       NOTE.........................................................................................1
   SECTION 1.3       DEFERRED PAYMENTS............................................................................1
   SECTION 1.4       LIABILITIES..................................................................................2
   SECTION 1.5       POST CLOSING ADJUSTMENT......................................................................2

ARTICLE II - CLOSING..............................................................................................3

   SECTION 2.1       CLOSING......................................................................................3
   SECTION 2.2       DELIVERY OF SHARES; PAYMENT..................................................................3
   SECTION 2.3 CERTAIN EVENTS PRECEDING CLOSING AND OCCURRING AT THE TIME OF CLOSING..............................3
      (a)   Buell Agreement.......................................................................................3
      (b)   Resignations..........................................................................................3

ARTICLE III - REPRESENTATIONS AND WARRANTIES......................................................................3

   SECTION 3.1       REPRESENTATIONS AND WARRANTIES OF THE SELLING PARTIES........................................3
      (a)   Organization, Standing and Corporate Power of BBA.....................................................4
      (b)   Capital Structure of BBA..............................................................................4
      (c)   Authority; Noncontravention...........................................................................4
      (d)   Financial Statements..................................................................................5
      (e)   Undisclosed Liabilities...............................................................................5
      (f)   Absence of Certain Changes or Events with Respect to BBA..............................................5
      (g)   Litigation............................................................................................6
      (h)   Absence of Changes in Benefit Plans...................................................................6
      (i)   ERISA Compliance......................................................................................6
      (j)   Taxes.................................................................................................7
      (k)   Brokers...............................................................................................9
      (l)   Compliance with Laws; Environmental Laws.............................................................10
      (m)   Title to Properties; Liens...........................................................................10
      (n)   Leased Real Property.................................................................................10
      (o)   Accounts Receivable; Inventories.....................................................................10
      (p)   Employee Relations...................................................................................11
      (q)   Insurance............................................................................................11
      (r)   Customers and Suppliers..............................................................................12
      (s)   Leased Personal Property.............................................................................12
      (t)   Transactions with Related Parties....................................................................12
      (u)   Material Agreements..................................................................................12
      (v)   No Additional Representations........................................................................14
   SECTION 3.2       REPRESENTATIONS AND WARRANTIES OF BUELL.....................................................14
      (a)   Authority of Buell...................................................................................14
      (b)   Title to Common Shares...............................................................................15
      (c)   Brokers..............................................................................................15
      (d)   No Additional Representations........................................................................15
   SECTION 3.3       Representations and Warranties of HIG.......................................................15
      (a)   Organization, Standing and Corporation Power of HIG..................................................16
      (b)   Authority; Noncontravention..........................................................................16
      (c)   Litigation...........................................................................................16
      (d)   Brokers..............................................................................................16

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
      (e)   Investment Intent....................................................................................16
      (f)   Transfer Restrictions................................................................................16
      (g)   HIG Status...........................................................................................17
      (h)   No Additional Representations........................................................................17

ARTICLE IV - COVENANTS RELATING TO CONDUCT OF BUSINESS...........................................................17

   SECTION 4.1       CONDUCT OF BUSINESS BY THE SELLING PARTIES..................................................17
   SECTION 4.2       SECTION 338(H)(10) ELECTION.................................................................18
   SECTION 4.3       ALLOCATION OF PURCHASE PRICE................................................................19
   SECTION 4.4       S CORPORATION ELECTION......................................................................19
   SECTION 4.5       PREPARATION OF TAX RETURNS..................................................................19
   SECTION 4.6       COOPERATION ON TAXES........................................................................19
   SECTION 4.7       TAX SHARING AGREEMENTS......................................................................20
   SECTION 4.8       OTHER ACTIONS...............................................................................20

ARTICLE V - ADDITIONAL AGREEMENTS................................................................................20

   SECTION 5.1       ACCESS TO INFORMATION; CONFIDENTIALITY......................................................20
   SECTION 5.2       REASONABLE EFFORTS; NOTIFICATION............................................................20
   SECTION 5.3       FEES AND EXPENSES...........................................................................21
   SECTION 5.4       PUBLIC ANNOUNCEMENTS........................................................................21
   SECTION 5.5       BANK ACCOUNTS...............................................................................22
   SECTION 5.6       RESTRICTIVE COVENANTS.......................................................................22
   SECTION 5.7       BUELL EMPLOYMENT AND NON-COMPETITION AGREEMENT..............................................24
   SECTION 5.8       CANCELLATION OF CERTAIN AGREEMENTS..........................................................24
   SECTION 5.9       LIFE INSURANCE ON THE LIFE OF BUELL.........................................................24

ARTICLE VI - CONDITIONS PRECEDENT................................................................................25

   SECTION 6.1       CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE CLOSING.................................25
      (a)   Authorizations, Consents, and Approvals..............................................................25
      (b)   No Injunctions or Restraints.........................................................................25
   SECTION 6.2       CONDITIONS TO OBLIGATIONS OF HIG............................................................25
      (a)   Representations and Warranties.......................................................................25
      (b)   Performance of Obligations of the Selling Parties....................................................25
      (c)   No Suit or Judgment..................................................................................25
      (d)   Opinion of Counsel...................................................................................26
      (e)   Consents.............................................................................................26
      (f)   BBA Records..........................................................................................26
      (g)   Material Adverse Change..............................................................................26
      (h)   Resignations.........................................................................................26
      (i)   Share Certificates...................................................................................26
      (j)   Lender Authorizations................................................................................26
   SECTION 6.3       CONDITIONS TO OBLIGATIONS OF THE SELLING PARTIES............................................26
      (a)   Representations and Warranties.......................................................................27
      (b)   Performance of Obligations of HIG....................................................................27
      (c)   No Suit or Judgment..................................................................................27
      (d)   Opinion of Counsel...................................................................................27
      (e)   Employment Agreement with Jorge Chousal de La Pena...................................................27
   SECTION 6.4       FRUSTRATION OF CLOSING CONDITIONS...........................................................27

ARTICLE VII - TERMINATION, AMENDMENT AND WAIVER..................................................................27

   SECTION 7.1       TERMINATION.................................................................................27
   SECTION 7.2       EFFECT OF TERMINATION.......................................................................28
   SECTION 7.3       AMENDMENT...................................................................................28

   SECTION 7.4       EXTENSION: WAIVER...........................................................................28
   SECTION 7.5       PROCEDURE FOR TERMINATION...................................................................28

ARTICLE VIII - INDEMNIFICATION...................................................................................28

   SECTION 8.1       INDEMNIFICATION.............................................................................28
      (a)   By the Selling Parties...............................................................................28
      (b)   By HIG...............................................................................................29
      (c)   Direct Liability.....................................................................................29
      (d)   Third Party Claim....................................................................................30
      (e)   Tax Claim............................................................................................31
      (f)   Limitation of Indemnity..............................................................................31
   SECTION 8.2       RIGHT TO SET-OFF............................................................................31
   SECTION 8.3       BUELL PAYS BROKER FEE.......................................................................31

ARTICLE IX - CONFIDENTIALITY.....................................................................................32


ARTICLE X - GENERAL PROVISIONS...................................................................................32

   SECTION 10.1         SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS....................................32
   SECTION 10.2         NOTICES..................................................................................32
   SECTION 10.3         DEFINITIONS..............................................................................33
   SECTION 10.4         INTERPRETATION...........................................................................35
   SECTION 10.5         COUNTERPARTS; FACSIMILES.................................................................36
   SECTION 10.6         ENTIRE AGREEMENT: NO THIRD PARTY BENEFICIARIES...........................................36
   SECTION 10.7         GOVERNING LAW............................................................................36
   SECTION 10.8         ASSIGNMENT...............................................................................36
   SECTION 10.9         ENFORCEMENT..............................................................................36
   SECTION 10.10        EXHIBITS AND SCHEDULES...................................................................37

SIGNATURE PAGE...................................................................................................38

EXHIBITS

Exhibit A - Note
Exhibit B - Buell Agreement
Exhibit C- Opinion of Counsel for Buell
Exhibit D - Opinion of Counsel for HIG


SCHEDULES

Schedule 1.5 - Post-Closing Adjustment
Schedule 3.1(b) - Capital Structure of BBA
Schedule 3.1(c) - Authority; Noncontravention
Schedule 3.1(d) - Financial Statements
Schedule 3.1(f) - Absence of Certain Changes or Events with Respect to BBA
Schedule 3.1(g) - Litigation
Schedule 3.1(h) - Absence of Changes in Benefit Plans
Schedule 3.1(i) - ERISA Compliance
Schedule 3.1(j) - Taxes
Schedule 3.1(k) - Brokers
Schedule 3.1(m) - Title to Properties; Liens
Schedule 3.1(n) - Leased Real Property
Schedule 3.1(o) - Accounts Receivable; Inventories
Schedule 3.1(p) - Employee Relations
Schedule 3.1(q) - Insurance
Schedule 3.1(r) - Customers and Suppliers
Schedule 3.1(s) - Leased Personal Property
Schedule 3.1(t) - Transactions with Related Parties
Schedule 3.1(u) - Material Agreements
Schedule 3.2(b) - Title to Common Shares
Schedule 3.2(c) - Brokers
Schedule 3.3(d) - Brokers
Schedule 4.1(g) - Capital Expenditures
Schedule 4.3 - Allocation of Purchase Price
Schedule 5.8 - Cancellation of Certain Agreements
Schedule 6.2(e) - Consents

                            STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made as of December 31, 2002, among BRENDA BUELL & ASSOCIATES, INC., a Texas corporation ("BBA"), BRENDA BUELL ("Buell") and HOME INTERIORS & GIFTS, INC., a Texas corporation("HIG"). BBA and Buell are sometimes referred to as the "Selling Parties." Other capitalized terms used in this Agreement are defined or cross-referenced to the applicable definition in Section 10.3 of this Agreement.

                                    ARTICLE I

                               PURCHASE OF SHARES

         SECTION 1.1 Purchase and Sale of Shares. Upon the terms and subject to the conditions set forth in this Agreement, HIG shall purchase from Buell, and Buell shall sell to HIG, One Thousand (1,000) shares of the $1.00 par value common stock (the "Common Stock") of BBA constituting one hundred percent (100%) of the issued and outstanding shares of Common Stock (the "Acquired Stock"), in consideration of the payment by HIG to Buell of the following amounts (the "Purchase Price"):

                  (a) the sum of U.S. Two Hundred Thousand Dollars ($200,000.00) in cash at Closing and the sum of U.S. Three Million Three Hundred Thousand Dollars ($3,300,000.00) in cash on January 3, 2003 (collectively, the "Initial Payments");

                  (b) the sum of U.S. Two Million Twenty Five Thousand Twenty Six and 15/00 Dollars ($2,025,026.15) in accordance with the Note (as defined in Section 1.2); and

                  (c) the Deferred Payments (as defined in Section 1.3).

         SECTION 1.2 Note. HIG shall deliver to Buell a Promissory Note in substantially the form attached to this Agreement as Exhibit "A", which shall provide for payment of $ 2,025,026.15, bearing interest at the rate of one and 84/100ths percent (1.84%) per annum, in equal annual installments of principal and interest in the amount of $700,000.00, with the first and second installments due on the first and second anniversaries of the Closing Date, respectively, and all remaining unpaid interest and principal due and payable on December 30, 2005.

         SECTION 1.3 Deferred Payments. If the gross revenue from all outside sales of HIG and its Affiliates, including BBA, to third party retailers ("HIG Retail Sales") for the fiscal year ending December 31, 2003 is greater than U.S. $12,000,000.00, HIG shall make a cash payment to Buell, within ninety (90) days following the first anniversary of the Closing Date in the amount of Four Hundred Ninety Thousand Nine Hundred Sixty Six and 22/100 Dollars ($490,966.22) plus interest on that amount from the Closing Date to the date of payment at the rate of one and 84/100ths percent (1.84%) per annum. If the gross revenue from HIG Retail Sales for the fiscal year ending





STOCK PURCHASE AGREEMENT - PAGE 1

December 31, 2004 is greater than U.S. $24,000,000.00, HIG shall make a cash payment to Buell, within ninety (90) days following the second anniversary of the Closing Date in the amount of Four Hundred Eighty Two Thousand Ninety Five and 66/100 Dollars ($482,095.66) plus interest on that amount from the Closing Date to the date of payment at the rate of one and 84/100ths percent (1.84%) per annum. If the gross revenue from HIG Retail Sales for the fiscal year ending December 31, 2005 is greater than U.S. $30,000,000.00 HIG shall make a cash payment to Buell, within ninety (90) days following December 30, 2005 in the amount of Four Hundred Seventy Three Thousand Three Hundred Eighty Five and 37/100 Dollars ($473,385.37) plus interest on that amount from the Closing Date to the date of payment at the rate of one and 84/100ths percent (1.84%) per annum. The payments described in this Section 1.3 are referred to as the "Deferred Payments." It is expressly agreed that the obligation of HIG to pay the amounts set forth in this Section 1.3 is subject to Section 5.7 of this Agreement.

         SECTION 1.4 Liabilities. In connection with the purchase of the Acquired Stock, HIG shall not assume, or be deemed to assume any debts, obligations or liabilities of any nature of the Selling Parties whatsoever. Except as set forth in Sections 1.5, 3.1(k), 5.8, 8.1, 8.2 and 8.3, BBA shall, following Closing, continue to be liable for its debts, obligations and liabilities existing at Closing, but Buell shall have no liability therefor.

         SECTION 1.5 Post Closing Adjustment.

                  (a) As promptly as practicable following the Closing Date (but in any event not later than thirty (30) days thereafter), Buell shall have prepared and deliver to HIG a balance sheet of BBA as of the Closing Date (the "Closing Balance Sheet"). The Closing Balance Sheet shall (i) be derived from and be in accordance with the books and records of BBA; (ii) fairly present the financial condition of BBA at the Closing Date in conformity with GAAP; (iii) have been prepared in accordance with GAAP applied on a basis consistent with prior periods except for the Exceptions to GAAP; and (iv) have been prepared in the format of Schedule 1.5, including the adjustments in the second, third and fourth columns thereof. The Closing Balance Sheet shall be prepared without giving effect to the Section 338(h)(10) Election, as noted in Section 4.2.

                  (b) HIG shall deliver to Buell within thirty (30) days after receiving the Closing Balance Sheet a statement describing any objections to the Closing Balance Sheet. HIG and Buell shall use all reasonable efforts to resolve any such objections, but if they do not reach a final resolution within twenty
(20) days after Buell has received HIG's statement of objections, HIG and Buell shall submit the Closing Balance Sheet and HIG's statement of objections to an independent certified public accountant satisfactory to each party, to resolve any remaining objections and to deliver a revised Closing Balance Sheet within thirty (30) days following such submission. The determination of such accounting firm shall be conclusive and binding upon HIG and Buell, absent fraud or manifest error. Except as set forth in the following sentence, Buell and HIG shall share evenly the cost of services provided by such accounting firm. In the event that the parties are not able to agree upon the selection of such accounting firm, HIG shall be entitled to select such firm, provided that (i) such firm shall not be a firm that provides accounting or consulting services to HIG or its Affiliates, and (ii) HIG shall bear the entire cost of services provided by such firm.




STOCK PURCHASE AGREEMENT - PAGE 2

                  (c) To the extent that the Total Liabilities less Total Assets (the "Excess Liabilities") of BBA as set forth on the Closing Balance Sheet are greater than $100,000.00, HIG shall be entitled to treat such amount as HIG's Indemnifiable Losses (as defined in Section 8.1(a)) and Buell shall pay BBA an amount in cash equal to such amount within thirty (30) days, without giving effect to the Threshold Amount (as defined in Section 8.1(f)(i)).


                                   ARTICLE II

                                     CLOSING

         SECTION 2.1 Closing. The closing of the purchase and sale of the Acquired Stock (the "Closing") will take place on or before December 31, 2002 (the "Closing Date"), at the offices of Bell Nunnally & Martin LLP, 3232 McKinney Avenue, Suite 1400, Dallas, Texas 75204-2429, unless another time, date or place is agreed to in writing by the parties hereto.

         SECTION 2.2 Delivery of Shares; Payment. At the Closing, Buell shall deliver to HIG certificates representing the Acquired Stock, accompanied by duly executed stock powers transferring the Acquired Stock to HIG. HIG shall deliver to Buell Two Hundred Thousand and No/100 Dollars ($200,000.00) in cash at the Closing and Three Million Three Hundred Thousand and No/100 Dollars ($3,300,000.00) on January 3, 2003; however, the Initial Payments shall be reduced, if applicable, through a refund to HIG following Closing, in accordance with Section 1.5. Buell may direct HIG to deliver a portion of the Purchase Price to certain third parties for fees, expenses, costs or other obligations arising out of or in connection with the transactions contemplated in this Agreement.

         SECTION 2.3 Certain Events Preceding Closing and Occurring at the Time of Closing. The following events shall be deemed to occur prior to or on the Closing Date in the chronological order set forth below:

                  (a) Buell Agreement. At Closing, the Buell Agreement shall be executed by the parties thereto in accordance with Section 5.7.

                  (b) Resignations. Resignation letters from certain directors and officers of BBA shall be tendered to BBA and HIG in accordance with
         Section 6.2(h).

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

         SECTION 3.1 Representations and Warranties of the Selling Parties. As an inducement to HIG to enter into this Agreement and to consummate the transactions contemplated hereby, the Selling Parties hereby jointly and severally represent and warrant to HIG that the following statements are true and correct as of the date of this Agreement and will be true and correct with equal force and effect as of the Closing Date.




STOCK PURCHASE AGREEMENT - PAGE 3

                  (a) Organization, Standing and Corporate Power of BBA. BBA is a corporation, duly organized, validly existing and in good standing under the laws of the State of Texas and has the requisite corporate power and authority to carry on its business as now being conducted. BBA is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a Material Adverse Effect.

                  (b) Capital Structure of BBA. The authorized capital stock of BBA consists of 1,000,000 shares of Common Stock, $1.00 par value per share, of which 1,000 shares are issued and outstanding. Schedule 3.1(b) sets forth (i) the names of all of the holders of Common Stock, and (ii) the number of shares held by each holder. Except as set forth in Schedule 3.1(b), there are no shares of capital stock or other securities (whether or not such securities have voting rights) of BBA issued or outstanding or any subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character or nature obligating BBA, Buell or any third party to issue, transfer or sell, or cause the issuance, transfer or sale of, any shares of capital stock or other securities (whether or not such securities have voting rights) of BBA. Except as set forth in Schedule 3.1(b), there are no outstanding contractual obligations of any kind or nature of BBA, Buell or any third party related to the purchase, sale, issuance, repurchase, redemption, acquisition, transfer, disposition, holding or voting of any shares of capital stock or other securities of or the management or operation of BBA. Except as set forth in Schedule 3.1(b), and except for Buell's rights as a holder of the shares of Common Stock, no person or entity has any right to participate in, or receive any payment based on or relating to, the revenue, income, value or net assets of BBA or any component or portion thereof, or any increase or decrease in any of the foregoing. BBA does not own or control, directly or indirectly, twenty five percent (25%) or more of the equity or voting power of any corporation, partnership, limited liability company or other entity.

                  (c) Authority; Noncontravention. BBA has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by BBA and the consummation by BBA of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of BBA. This Agreement has been duly executed and delivered by the Selling Parties and constitutes a valid and binding obligation of the Selling Parties, enforceable against the Selling Parties in accordance with its terms. Except as set forth in Schedule 3.1(c), the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under, or result in the creation of any Liens upon, any of the properties or assets of BBA under (i) the Articles of Incorporation or Bylaws of BBA, (ii) any loan or




STOCK PURCHASE AGREEMENT - PAGE 4
         credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to BBA or its properties or assets or any other Material Agreement, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to BBA or its properties or assets. Except as set forth in Schedule 3.1(c), no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to the Selling Parties in connection with the execution and delivery of this Agreement by the Selling Parties or the consummation by the Selling Parties of the transactions contemplated by this Agreement.

                  (d) Financial Statements. Schedule 3.1(d) contains (i) the reviewed balance sheets of BBA as of December 31, 2000 and 2001 and the year-to-date reviewed balance sheets as of June 30, 2002, as reviewed by (and together with the reports of his review) Brian Scarborough, and the related statements of operations and cash flows for the fiscal years or periods then ended, including the footnotes thereto (collectively, the "Financial Statements"), and (ii) the unreviewed balance sheet of BBA as of November 30, 2002 and the related statement of operations for the eleven-month period then ended (collectively, the "Current Financial Statements"). With the exception of the Exceptions to GAAP, such Financial Statements and Current Financial Statements have been prepared in conformity with U.S. generally accepted accounting principles ("GAAP") consistently applied, and present fairly, in all material respects, the financial position of and results of operations of BBA as of and for the periods then ended.

                  (e) Undisclosed Liabilities. Except (i) as disclosed, reflected or reserved against in the Current Financial Statements, or
         (ii) for liabilities and obligations incurred in the ordinary course of business consistent with past practices since the date of the Current Financial Statements, BBA does not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on the Financial Statements or Current Financial Statements of BBA. No facts or circumstances exist whereby any employee, officer, director or agent of BBA would be entitled to make a claim for indemnification under the Articles of Incorporation or Bylaws of BBA or under the applicable law of the State of Texas.

                  (f) Absence of Certain Changes or Events with Respect to BBA. Except as set forth in Schedule 3.1(f) hereto, since December 31, 2001, BBA has conducted its business in the ordinary course, and there has not been (i) any Material Adverse Change in or to BBA, (ii) any debt incurred or assumed (other than accounts payable in the ordinary course of business consistent with past practices), (iii) any redemption, repurchase, split, combination or reclassification of any of the Common Stock or any issuance or the authorization of any issuance of any other securities of BBA, (iv) any granting by BBA to any employee of BBA of any increase in compensation, except increases not in excess of five percent (5%) for all employees in the aggregate in any calendar year, made in the ordinary course of business consistent with prior practice, or any granting by BBA to any employee of any severance or termination pay, (v) any damage, destruction or loss, whether or not covered by insurance, that has or could reasonably be expected to have a Material Adverse Effect on BBA, (vi) any





STOCK PURCHASE AGREEMENT - PAGE 5
         change in accounting methods, principles or practices by BBA, materially affecting its assets, liabilities or business, except insofar as any have been required by a change in GAAP and disclosed in the Financial Statements or Current Financial Statements, (vii) any acquisition of real property or undertaking or commitment to undertake capital expenditures exceeding $50,000.00 in the aggregate, (viii) any cancellation of any debts owed to or claims held by BBA, other than in the ordinary course of business consistent with past practices, (ix) any sale, lease, transfer or other disposition of, or mortgage, pledge or creation of any encumbrance on any assets of BBA, except transactions having an aggregate value of less than $25,000.00, made in the ordinary course of business consistent with past practices, or (x) any repayments by BBA of loans made by Buell to BBA.

                  (g) Litigation. Except as set forth in Schedule 3.1(g), there is no suit, action or legal proceeding pending or, to the Knowledge of the Selling Parties, threatened against or affecting BBA nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against BBA.

                  (h) Absence of Changes in Benefit Plans. Except to the extent necessary to qualify or remain qualified under Section 401 of the Internal Revenue Code of 1986, as amended (the "Code"), since January 1, 2000, there has not been any adoption or amendment of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of BBA (collectively, "Benefit Plan"). Except as set forth in Schedule 3.1(h), there exist no employment, consulting, severance, termination or indemnification agreements, arrangements or understandings between BBA and any current or former employee, officer or director of BBA.

                  (i) ERISA Compliance.

                           (i) Schedule 3.1(i) contains a list of all "employee
                  pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), "employee welfare benefit plans" (as defined in
                  Section 3(1) of ERISA), and all other Benefit Plans maintained, or contributed to, by BBA for the benefit of any current or former employees, officers or directors of BBA. BBA has delivered to HIG true, complete and correct copies of (x) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof), (y) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan (if any such report was required), and (z) each trust agreement and group annuity contract relating to any Benefit Plan.

                           (ii) With respect to any Benefit Plan that is an
                  employee welfare benefit plan, except as set forth in Schedule 3.1(i), (x) no such Benefit Plan is unfunded or





STOCK PURCHASE AGREEMENT - PAGE 6
                  funded through a "welfare benefits fund," as such term is defined in Section 419(e) of the Code, (y) with respect to each such Benefit Plan that is a "group health plan," as such term is defined in Section 5000(b)(1) of the Code, BBA has complied in all material respects with the applicable requirements of Section 4980B of the Code ("COBRA"), and (z) each such Benefit Plan (including any such Benefit Plan covering retirees or other former employees) may be amended or terminated without material liability to BBA on or at any time after the Closing. None of the Benefit Plans provides post-employment health or other welfare benefits except to the extent required by COBRA or except to the extent the liabilities for such benefits are fully insured, fully funded or entirely paid for by the participant.

                           (iii) BBA does not have any funding liability under
                  each Benefit Plan that is not subject to Title IV of ERISA, whether insured or otherwise, and specifically any liabilities under any retiree medical arrangement and specifically any insured plan which provides for retroactive premium or other adjustments. With respect to each Benefit Plan, all contributions which are due have been paid, and all contributions for the period ending on the Closing Date which are not due have been fully accrued. No Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code.

                           (iv) Other than claims for benefits arising in the
                  ordinary course of the administration and operation of the Benefit Plans, no claims, investigations or arbitrations are pending or, to the Knowledge of the Selling Parties, threatened against any Benefit Plan, BBA, any trust or arrangement created under or as part of any Benefit Plan, any trustee, fiduciary, custodian, administrator or other person or entity holding or controlling assets of any Benefit Plan, and no basis to anticipate any such claim or claims exists. Each Benefit Plan complies in form and operation, in all material respects, with the applicable requirements of law.

                           (v) Except as set forth in Schedule 3.1(i), neither
                  the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (x) accelerate the time of payment or vesting, or increase the amount, of compensation or benefits due under any Benefit Plan, (y) constitute or result in a prohibited transaction with respect to any Benefit Plan under Section 4975 of the Code or ERISA Section 406 or 407 for which an exemption is not available, or (z) constitute a "deemed severance" or "deemed termination" under any Benefit Plan or with respect to any Benefit Plan under any applicable law.

                           (vi) Each Benefit Plan that is intended to qualify
                  under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service and the Selling Parties are not aware of any facts or circumstances which could result in the disqualification of any such Benefit Plan.

                  (j) Taxes.



STOCK PURCHASE AGREEMENT - PAGE 7

                           (i) BBA has filed all Tax Returns that it was
                  required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed by BBA (whether or not shown on any Tax Return) have been paid when due. BBA is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where BBA does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

                           (ii) BBA has withheld and paid all Taxes required to
                  have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                           (iii) There is no material dispute or claim
                  concerning any Tax liability of BBA either (A) claimed or raised by any taxing authority in writing or (B) as to which any of the Selling Parties and the directors and officers of BBA has knowledge based upon personal contact with any agent of such taxing authority.

                           (iv) Schedule 3.1(j) lists all federal, state, local,
                  and foreign income and franchise Tax Returns filed with respect to BBA for taxable periods on or after December 31, 1998, indicates all Tax Returns for taxable periods ended on or after December 31, 1998 that have been audited, and indicates all Tax Returns for taxable periods ended on or after December 31, 1998 that currently are the subject of audit. Schedule 3.1(j) also lists all payroll Tax Returns filed by BBA for the December 31, 2002 fiscal year. The Selling Parties have delivered or made available to HIG correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by BBA since August 27, 1998, the date of BBA's formation. BBA has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                           (v) There are no liens with respect to Taxes on any
                  of the assets of BBA, other than statutory liens for current taxes not yet due and payable.

                           (vi) BBA has not filed a consent under Section 341(f)
                  of the Code concerning collapsible corporations.

                           (vii) BBA has not made any material payments, is not
                  obligated to make any material payments, and is not a party to any agreement that under certain circumstances could obligate it to make any material payments that will not be deductible under Code Section 280G.

                           (viii) BBA is not and has not been a United States
                  real property holding corporation within the meaning of Code
                  Section 897(c)(2) during the applicable period in Code Section 897(c)(1)(A)(ii).




STOCK PURCHASE AGREEMENT - PAGE 8

                           (ix) BBA is not a party to a tax allocation or
                  sharing agreement. BBA has not (A) been a member of an affiliated group filing a consolidated federal income Tax Return and (B) has no liability for Taxes of any Person (other than BBA) under Treasury Regulations Section 1.1502-6, or any similar provision of state, local or foreign law, as a transferee or successor, by contract, or otherwise.

                           (x) The unpaid Taxes of BBA (A) did not, as of the
                  most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred taxes established to reflect timing differences between book and Tax income) set forth in the Current Financial Statements and (B) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of BBA in filing its Tax Returns, except for unpaid Taxes of BBA payable to the State of Texas, if any, which Buell shall not be responsible for under Section 4.2.

                           (xi) BBA will not be required to include any item of
                  income in, or exclude an item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (A) any change in method of accounting for a taxable period ending on or prior to the Closing Date under Code Section 481(c) (or any corresponding or similar provision of state, local or foreign Tax law); (B) a "closing agreement" as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date; (C) an installment sale or open transaction disposition made on or prior to the Closing Date; or (D) a prepaid amount received on or prior to the Closing Date.

                           (xii) BBA (and any predecessor thereof) has been a
                  validly electing S corporation within the meaning of Code Sections 1361 and 1362 at all times during its existence and will be an S corporation up to and including the Closing Date. BBA has no "qualified Subchapter S subsidiary" within the meaning of Code Section 1361(b)(3)(B).

                           (xiii) BBA will not be liable for any Tax under Code
                  Section 1374 in connection with the deemed sale of BBA's assets caused by the Code Section 338(h)(10) election. BBA has not in the past ten (10) years, (A) acquired assets from another corporation in a transaction in which BBA's Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (B) acquired the stock of any corporation which is a qualified subchapter S subsidiary.

                  (k) Brokers. Except as set forth in Schedule 3.1(k), no broker, investment banker, financial advisor or other person, the fees and expenses of which will be paid by BBA, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon




STOCK PURCHASE AGREEMENT - PAGE 9
         arrangements made by or on behalf of BBA. It is agreed that any broker's, finder's, financial advisor's or other similar fee or commission due by BBA shall be paid by Buell.

                  (l) Compliance with Laws; Environmental Laws.

                           (i) BBA has in effect all Permits necessary for it to
                  own, lease or operate its properties and assets and to carry on its business substantially as now conducted, and there has occurred no default under any such Permit except where the failure to have a Permit or the existence of a default would not have a Material Adverse Effect. BBA is and has been in compliance with all applicable statutes, laws, ordinances, regulations, rules, judgments, decrees or orders of any Governmental Entity in the conduct of its business, except where the failure to be in compliance would not have a Material Adverse Effect.

                           (ii) Neither BBA nor Buell has received any written
                  communication from a Governmental Entity alleging that BBA is not in compliance in any material respect with, or has liability under, any Environmental Laws. BBA holds, and has complied with and is in compliance with, all Permits required for BBA to conduct its business under Environmental Laws, and BBA is in compliance with all Environmental Laws except where the failure to have a Permit or to be in compliance would not have a Material Adverse Effect.

                  (m) Title to Properties; Liens. BBA has good title to, or valid leasehold interests in, all of its tangible properties and assets. All such tangible assets and properties, other than assets and properties in which it has a leasehold interest, are free and clear of all Liens, except as set forth on Schedule 3.1(m). Upon consummation of the transactions proposed herein, BBA will own the assets of BBA free and clear of all Liens.

                  (n) Leased Real Property. Schedule 3.1(n) contains a list and brief description of all of the leased real property of BBA (the "Leased Real Property"). The Leased Real Property constitutes all real properties used or occupied by BBA in connection with its business. BBA owns no real property.

                  (o) Accounts Receivable; Inventories.

                           (i) Except as disclosed on Schedule 3.1(o), all
                  accounts of BBA reflected in the Current Financial Statements (other than accounts receivable due by HIG) have arisen from bona fide arms length transactions by BBA in the ordinary course of business, and BBA has performed all of its obligations in connection with such accounts receivable.
                  Schedule 3.1(o) contains a true and accurate aging schedule of all accounts receivable of BBA (including those with HIG) as of November 30, 2002.

                           (ii) Except as disclosed on Schedule 3.1(o), the
                  inventories of BBA (including raw materials, supplies and other materials) are accurately reflected in all




STOCK PURCHASE AGREEMENT - PAGE 10
                  material respects in the Current Financial Statements at the lower of cost or market in accordance with GAAP.

                  (p) Employee Relations.

                           (i) Schedule 3.1(p) hereto sets forth a list of (x)
                  all employees, commission salespersons and independent contractors of BBA as of November 30, 2002, (y) then current annual compensation of, and a description of fringe benefits provided by BBA to any such employees, commission salespersons and independent contractors, and (z) any increase, effective on or after November 30, 2002, in the rate or manner of compensation of any employees, commission salespersons or independent contractors.

                           (ii) BBA has no employment, consulting or collective
                  bargaining agreement with any director, officer or employee of BBA, except as set forth on Schedule 3.1(p).

                           (iii) BBA is and has complied with all laws, rules
                  and regulations which relate to hiring, termination, wages, hours, discrimination in employment, working conditions, including without limitation, laws, rules and regulations relating to equal employment opportunities, fair employment practices and occupational health and safety, and collective bargaining and is not liable for any arrears of wages or any Taxes (including penalties) for failure to so comply with any of the foregoing.

                           (iv) Except as set forth on Schedule 3.1(p), none of
                  the employees of BBA is represented for purposes of their employment by a labor organization and, to the best of the Knowledge of the Selling Parties, no petition has been filed.

                           (v) There is no unfair labor practice charge or
                  complaint against BBA pending before any Governmental Entity. There is no charge or complaint against BBA pending, or to the Knowledge of the Selling Parties, threatened under any Legal Requirement. There is no labor strike, dispute or stoppage, or any union organizing campaign or petition for certification actually pending or, to the best Knowledge of the Selling Parties, threatened against or involving BBA. No labor grievance has been filed with BBA, has arisen out of or under a collective bargaining or other labor agreement and is pending, and no claim therefor has been asserted. BBA has not experienced any work stoppage over the past two (2) years.

                  (q) Insurance. Schedule 3.1(q) sets forth a list of all policies of insurance maintained, owned or held by or for the benefit of BBA on the date hereof. BBA shall use reasonable efforts to keep or cause such insurance or comparable insurance to be kept in effect through the Closing Date. BBA has complied with its obligations under each of such insurance policies, and to the Knowledge of Selling Parties, has not failed to give any notice or present any claim thereunder in a due and timely manner.




STOCK PURCHASE AGREEMENT - PAGE 11

                  (r) Customers and Suppliers. Schedule 3.1(r) sets forth a list of names and addresses of all customers (other than HIG) and all suppliers, individually accounting for $50,000.00 or more of BBA's sales or purchases during the twelve (12) calendar months prior to November 1, 2002. Except as set forth in Schedule 3.1(r), there exists no actual termination or cancellation of the business relationship of BBA with any customer or group of customers or with any supplier or group of suppliers listed therein with respect to which BBA has received written or oral notice of such termination or cancellation, as the case may be.

                  (s) Leased Personal Property. Schedule 3.1(s) contains a list of all leases involving aggregate lease payments over the life of such lease in excess of $1,000.00 under which BBA is a lessee of or holds or operates any personal property owned by any third person, and true, complete and correct copies (or, in the case of oral leases, written descriptions) of such leases have been previously furnished to HIG.

                  (t) Transactions with Related Parties. Except as set forth on
         Schedule 3.1(t), Buell, nor any spouse, child, parent, sibling or any other person or entity closely related to or affiliated with Buell, as the case may be, (i) owns any equity interest, directly or indirectly in, or is an officer or director of, any proprietorship, firm, company, corporation, partnership or other entity which: (a) is a competitor of BBA; (b) is a customer or supplier of BBA; or (c) has any contractual or business relationship whatsoever with BBA; provided that the foregoing does not apply to the ownership by any of them of not more than five percent (5%) of any outstanding security (or any class thereof) of any corporation or partnership listed on a national securities exchange or traded over-the-counter on NASDAQ; or (ii) has or claims to have any direct or indirect interest in any tangible or intangible property of BBA, except with respect to Buell as a holder of Common Stock of BBA.

                  (u) Material Agreements.

                           (i) Schedule 3.1(u) contains a true and complete list
                  of all written and oral contracts, agreements, instruments and other understandings and commitments to which BBA is a party (all such contracts, agreements, instruments and other understandings and commitments, together with those listed on the other Schedules hereto, being collectively called "Material Agreements" herein). Except as set forth on Schedule 3.1(u), BBA is not a party to any of the following, whether written or oral:

                                    (A) distributorship, dealer, sales,
                           advertising, agency, manufacturer's representative or other contract relating to the payment of a commission;

                                    (B) collective bargaining agreement or other
                           contract with or commitments to any labor union or proposed labor union;



STOCK PURCHASE AGREEMENT - PAGE 12

                                    (C) continuing contract for the purchase of
                           products, materials, supplies, equipment or services under which the undelivered balance thereof has a selling price in excess of $10,000.00 and under which BBA is obligated to perform for a period in excess of ninety (90) days after Closing, which is not terminable by BBA with less than thirty (30) days prior written notice without cost, forfeiture or other liability at or at any time after the Closing;

                                    (D) contract for sales under which the
                           undelivered balance thereof has a selling price in excess of $10,000.00 and under which BBA is obligated to perform for a period in excess of ninety (90) days after Closing, which is not immediately terminable by BBA without cost or other liability at or at any time after the Closing;

                                    (E) contract for future sales which is not
                           immediately terminable by BBA without cost or other liability at or at any time after the Closing;

                                    (F) contract or commitment for the
                           employment of any officer, employee or consultant or any other type of contract or understanding with any officer, employee or consultant, including any agreement or understanding relating to severance payments;

                                    (G) indenture, mortgage, promissory note,
                           loan agreement, pledge agreement, guarantee or other agreement or commitment for the borrowing of money, for a line of credit or for a leasing transaction of a type required to be capitalized in accordance with the Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board;

                                    (H) contract or commitment for charitable
                           contributions, either in excess of $1,000.00 individually, or $5,000.00 in the aggregate;

                                    (I) contract or commitment for capital
                           expenditures in excess of either $10,000.00 individually, or $25,000.00 in the aggregate;

                                    (J) agreement or arrangement for the sale of
                           any assets, properties or rights or services or products other than the sale thereof in the ordinary course of business at normal profit margins;

                                    (K) contract with respect to the lending or
                           investing of funds;

                                    (L) contract or indemnification with respect
                           to any form of intangible property, including any intellectual property rights or confidential and proprietary information (except prepackaged software used in the ordinary course of business);



STOCK PURCHASE AGREEMENT - PAGE 13

                                    (M) contract which restricts BBA from
                           engaging in any aspect of its business anywhere in the world;

                                    (N) contract or group of related contracts
                           with the same person (excluding purchase orders entered into in the ordinary course of business which are to be completed within three (3) months of entering into such purchase orders) for the purchase or sale of products or services under which the undelivered balance thereof has a selling price in excess of $10,000.00;

                                    (O) agreement for the acquisition or
                           disposition of any entity or a division of an entity made within the preceding ten (10) years; or

                                    (P) any other contract material to the
                           business of BBA.

                           (ii) All Material Agreements are in full force and
                  effect, constitute legal, valid and binding obligations of the respective parties thereto, and are enforceable in accordance with their respective terms. BBA has in all material respects performed all of the obligations required to be performed by it to date pursuant to the Material Agreements, and there exists no material default, or any event which upon the giving of notice or the passage of time, or both, would give rise to a claim of a material default in the performance by BBA or, to the Knowledge of the Selling Parties, any other party to any of the Material Agreements. HIG has been furnished with true, complete and correct copies of all Material Agreements.

                  (v) No Additional Representations. THE SELLING PARTIES DO NOT MAKE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT.

         SECTION 3.2 Representations and Warranties of Buell. As an inducement to HIG to enter into this Agreement and to consummate the transactions contemplated hereby, Buell hereby represents and warrants to HIG that the following statements (in addition to those set forth in Section 3.1) are true and correct as of the date of this Agreement and will be true and correct with equal force and effect as of the Closing Date:

                  (a) Authority of Buell.

                           (i) This Agreement has been duly executed and
                  delivered by Buell and is the legal, valid and binding obligation of Buell enforceable against Buell in accordance with its terms.




STOCK PURCHASE AGREEMENT - PAGE 14

                           (ii) Neither the execution and delivery of this
                  Agreement nor the consummation of any of the transactions contemplated hereby or compliance with or fulfillment of the terms, conditions and provisions hereof or thereof, by Buell, will:

                                    (y) conflict with, result in a breach of the
                           terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, (1) any material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which Buell is a party or is bound, or (2) any court order to which Buell is a party or to which any of the assets or properties of Buell is subject or by which Buell is bound; or

                                    (z) require the approval, consent,
                           authorization or act of, or making by Buell of any declaration, filing or registration with, any person or entity.

                  (b) Title to Common Shares.

                           (i) Except for this Agreement and as set forth in
                  Schedule 3.2(b), Buell has no agreements, arrangements, options, warrants, calls, rights or commitments of any character relating to the issuance, sale, purchase or redemption of any Common Stock.

                           (ii) The delivery by Buell of her Acquired Stock to
                  HIG pursuant to this Agreement will transfer and convey good title thereto to HIG, free and clear of all Liens.

                  (c) Brokers. Except as set forth in Schedule 3.2(c), no broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buell.

                  (d) No Additional Representations. BUELL DOES NOT MAKE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT.

         SECTION 3.3 Representations and Warranties of HIG. HIG hereby represents and warrants to the Selling Parties that the following statements are true and correct as of the date of this Agreement and will be true and correct with equal force and effect as of the Closing Date:






STOCK PURCHASE AGREEMENT - PAGE 15

                  (a) Organization, Standing and Corporation Power of HIG. HIG is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has the requisite corporate power and authority to carry on its business as now being conducted.

                  (b) Authority; Noncontravention. HIG has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of HIG. This Agreement has been duly executed and delivered by HIG and constitutes a valid and binding obligation of HIG, enforceable against HIG in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of the Articles of Incorporation or Bylaws of HIG. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to HIG in connection with the execution and delivery of this Agreement or the consummation by HIG, of any of the transactions contemplated by this Agreement.

                  (c) Litigation. There is no suit, action or proceeding pending or, to the knowledge of HIG, threatened against or affecting HIG that, individually or in the aggregate, could reasonably be expected to (i) impair the ability of HIG to perform its obligations under this Agreement or (ii) prevent the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against HIG having, or which, insofar as reasonably can be foreseen, would have any such effect in the future.

                  (d) Brokers. Except as set forth in Schedule 3.3(d), no broker, investment banker, financial advisor or other person, the fees and expenses of which will be paid by HIG, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of HIG.

                  (e) Investment Intent. The Acquired Stock to be acquired by HIG hereunder is being acquired for its own account for investment and with no intention of distributing or reselling such Acquired Stock or any part thereof or interest therein in any transaction which would be in violation of the securities laws of the United States of America or any state or any foreign country or jurisdiction.

                  (f) Transfer Restrictions. If HIG should decide to dispose of any of the Acquired Stock, HIG understands and agrees that it may do so only pursuant to an effective registration statement under the Securities Act of 1933, as amended ("Securities Act") or pursuant to an exemption from registration under the Securities Act.





STOCK PURCHASE AGREEMENT - PAGE 16

                  (g) HIG Status. At the date hereof, HIG is, and at the Closing Date, HIG will be, an accredited investor as defined in Rule 501(a) under the Securities Act, and HIG has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating BBA and an investment in the Acquired Stock, and is able to bear the economic risk of such investment.

                  (h) No Additional Representations. HIG DOES NOT MAKE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT.

                                   ARTICLE IV

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

         SECTION 4.1 Conduct of Business by the Selling Parties. During the period from the date of this Agreement to the Closing Date, the Selling Parties shall carry on the businesses of BBA in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use all reasonable efforts to preserve intact BBA's current business organization, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it to the end that BBA's goodwill, ongoing business and the assets of BBA shall be unimpaired at the Closing Date. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Closing Date, without the prior written consent of HIG, BBA shall not, and Buell shall not cause or permit BBA to:

                  (a) (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for shares of its capital stock, or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

                  (b) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities;

                  (c) amend its Articles of Incorporation and Bylaws, or other comparable charter or organizational documents;

                  (d) acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division





STOCK PURCHASE AGREEMENT - PAGE 17
         thereof, or (ii) any assets that are material, individually or in the aggregate, to it, except purchases of inventory and other assets in the ordinary course of business consistent with past practice and capital expenditures permitted by clause (g) below;

                  (e) mortgage or otherwise encumber or subject to any Lien or sell, lease or otherwise dispose of any of its material properties or assets, except in the ordinary course of business consistent with past practice;

                  (f) (i) incur any additional indebtedness for borrowed money, guarantee any indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of it, or guarantee any debt securities of another person, or (ii) make any loans, advances or capital contributions to, or investments in, any other person;

                  (g) except for the capital expenditures set forth in Schedule 4.1(g) hereto, make or agree to make any new capital expenditures which in the aggregate are in excess of $10,000.00;

                  (h) settle or compromise any Tax liability or make any Tax election or change in any method, practice or principle regarding Taxes;

                  (i) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the Current Financial Statements or incurred in the ordinary course of business consistent with past practice, or waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement;

                  (j) enter into any employment, bonus or severance agreements (or amend any of the foregoing) with any of its present employees or officers;

                  (k) amend, modify, terminate or breach any Material Agreement or enter into any agreement that would constitute a Material Agreement hereunder; or

                  (l) authorize any of, or commit or agree to take any of, the foregoing actions.

         SECTION 4.2 Section 338(h)(10) Election. At HIG's option, BBA and Buell shall join with HIG in making an election under Code Section 338(h)(10) (and any corresponding election under state, local, and foreign tax law) with respect to the purchase and sale of the Acquired Stock hereunder (collectively, a "Section 338(h)(10) Election"). Buell shall include any income, gain, loss, deduction, or other tax item resulting from the Section 338(h)(10) Election on her Tax Returns to the extent required or permitted by applicable law. Buell shall also pay any Taxes imposed on BBA attributable to the making of the Section 338(h)(10) Election, including but not limited to (i) any Taxes imposed under Code Section 1374, (ii) any Taxes imposed under the Treasury Regulations






STOCK PURCHASE AGREEMENT - PAGE 18
promulgated with respect to Code Section 338(h)(10), and (iii) any local or foreign Taxes imposed on BBA's gain, but excluding any state Taxes imposed on BBA's gain, which BBA will pay. Buell shall indemnify HIG and BBA against any adverse consequences arising out of any failure to pay any such Taxes for which Buell has responsibility, and HIG and BBA shall indemnify Buell against any adverse consequence arising out of any failure to pay any such Taxes for which BBA has responsibility.

         SECTION 4.3 Allocation of Purchase Price. HIG and the Selling Parties agree that the Purchase Price and the liabilities of BBA (plus other relevant items) will be allocated to the assets of BBA for all Tax purposes, in a manner consistent with the allocation schedule attached as Schedule 4.3. HIG and the Selling Parties agree to file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation.

         SECTION 4.4 S Corporation Election. BBA will not revoke its election to be taxed as an S corporation within the meaning of Code Sections 1361 and 1362 prior to the Closing Date. BBA will not take or allow any action that would result in the termination of BBA's status as a validly electing S corporation within the meaning of Code Sections 1361 and 1362 prior to the Closing Date.

         SECTION 4.5 Preparation of Tax Returns. HIG shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for BBA for all periods ending on or prior to the Closing Date which are filed after the Closing Date. HIG shall provide such Tax Returns to Buell at least forty five (45) days prior to the due date of same (except in circumstances in which HIG is unable, despite diligent efforts, to prepare Tax Returns sufficiently in advance of the filing deadlines to permit a forty five (45) day review period, in which case the review period shall be as close to forty five (45) days as is reasonably possible) to permit Buell to review and comment on each such Tax Returns prior to filing. To the extent permitted by applicable law, Buell shall include any income, gain, loss, deduction or other tax items for such periods on her Tax Returns in a manner consistent with the Schedule K-1s furnished by HIG with respect to BBA for such periods. Subject to Section 4.2, Buell shall reimburse HIG for any Taxes of BBA with respect to such periods within fifteen (15) days after payment by HIG or BBA of such Taxes to the extent such Taxes are not reflected in the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown in the Current Financial Statements.

         SECTION 4.6 Cooperation on Taxes. HIG and the Selling Parties shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Agreement and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include (A) the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and (B) making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buell agrees to (A) retain all books and records with respect to Tax matters pertinent to BBA relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and any extensions thereof) of the respective taxable periods and to abide by all record retention agreements






STOCK PURCHASE AGREEMENT - PAGE 19
entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records.

         SECTION 4.7 Tax Sharing Agreements. All Tax sharing or similar agreements with respect to or involving BBA shall be terminated as of the Closing Date, and after the Closing Date, BBA shall not be bound thereby or have any liability thereunder.

         SECTION 4.8 Other Actions. The Selling Parties and HIG shall not take any action that would result in (i) any of the representations and warranties of such party set forth in this Agreement becoming untrue, or (ii) any of the conditions to the Closing set forth in Article VI not being satisfied.

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

         SECTION 5.1 Access to Information; Confidentiality. The Selling Parties shall afford to HIG reasonable access, during normal business hours during the period prior to the Closing Date, to BBA's properties, books, contracts, licenses, commitments, personnel and operating and other records and, during such period, BBA shall furnish promptly to HIG all information concerning its business, properties and personnel as HIG may reasonably request with regard to BBA's business. Each party shall treat in confidence all documents, materials and other information which it shall have obtained regarding the other party during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), and, in the event the transactions contemplated hereby shall not be consummated, each party will return to the other party all copies of nonpublic documents and materials which have been furnished in connection therewith. Such documents, materials and information shall not be communicated to any third person (other than to the respective counsel, accountants, financial advisors, engineers, or the lenders of any party). Prior to the Closing, HIG shall not use any confidential information in any manner whatsoever except solely for the purpose of evaluating the proposed purchase and sale of the Acquired Stock, or the negotiation or enforcement of this Agreement or any agreement contemplated hereby. The obligation of each party to treat such documents, materials and other information in confidence shall not apply to any information that (i) is or becomes lawfully available to such party from a source other than the furnishing party, provided that such confidential information is not known by the receiving party to be subject to another confidentially agreement with or other obligation of secrecy to the furnishing party, (ii) is or becomes generally available to the public other than as a result of disclosure by such receiving party or its agents, or (iii) is required to be disclosed under applicable law or judicial process, but only to the extent it must be disclosed, and after notice to the furnishing party.

         SECTION 5.2 Reasonable Efforts; Notification.

                  (a) Upon the terms and subject to the conditions set forth in this Agreement, the parties shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or




STOCK PURCHASE AGREEMENT - PAGE 20
         cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner reasonably practicable, the Closing, and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of any of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

                  (b) The Selling Parties shall give prompt notice to HIG, and HIG shall give prompt notice to the Selling Parties, of (i) any representation or warranty made by such party contained in this Agreement that has become untrue or inaccurate in any material respect, or (ii) the failure by it to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that such notification shall not, in and of itself, excuse or otherwise affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

         SECTION 5.3 Fees and Expenses.

                  (a) Except as set forth in Section 5.3(b):

                           (i) if the Closing and purchase of the Acquired Stock
                  is consummated, all fees and expenses incurred by HIG in connection with the Closing, this Agreement and the transactions contemplated by this Agreement (the "Expenses") shall be paid by HIG and all Expenses incurred by the Selling Parties shall be paid by Buell, and

                           (ii) if the Closing and purchase of the Acquired
                  Stock is not consummated, all Expenses shall be paid by the party incurring such expenses.

                  (b) In the case of a willful and material breach of this Agreement by any party, all reasonable fees and expenses incurred by the prevailing, nonbreaching party or parties in connection with such breach, shall be paid by the party breaching this Agreement.

         SECTION 5.4 Public Announcements. HIG and the Selling Parties will consult with each other before issuing, and will provide to each other the opportunity to review and comment upon,




STOCK PURCHASE AGREEMENT - PAGE 21
any press release or other public statements with respect to the transactions contemplated by this Agreement, and shall not issue any press release or make any public statement prior to such consultation and prior to the Closing Date, except as may be required by applicable law, court process or obligations pursuant to any listing agreement with any national securities exchange, in which case the party required to make the release or announcement shall allow the other parties reasonable time to comment on such release or announcement in advance of such issuance.

         SECTION 5.5 Bank Accounts. Prior to the Closing Date, BBA will deliver to HIG a list of all bank accounts, accounts with any other type of financial institution and safe deposit boxes of BBA and persons authorized to sign or otherwise act with respect thereto as of the date thereof.

         SECTION 5.6 Restrictive Covenants. As a material inducement to HIG to enter into and perform its obligations under this Agreement, Buell covenants and agrees, as follows:

                           (a) For a period equal to the Restricted Period,
                  Buell shall not, directly or indirectly, alone or in conjunction with any other corporation, firm, partnership, person, venture or other entity (except as a holder of an aggregate of not more than five percent (5%) of the outstanding stock of a corporation or partnership whose stock or partnership interests are listed on a national securities exchange or traded over the counter on NASDAQ) own, manage, operate, join, control, work for, permit the use of her name by, consult with or engage in any activity anywhere within the United States (the "Territory"), that is in any way competitive with any aspect of the business of BBA as presently conducted (the "Business"). The term "Restricted Period" means the two (2) year period beginning on the date of termination of Buell's employment with BBA, unless Buell's employment with BBA was terminated by BBA without Cause or was terminated by Buell for Good Reason, in which case the Restricted Period means the one (1) year period beginning on the date of termination of Buell's employment with BBA.

                           (b) The covenant contained in Section 5.6(a) above
                  shall be deemed to be a series of separate and severable covenants, one for each state located in the Territory. Except for geographic coverage, each such separate covenant shall be deemed identical in terms with the covenant contained in
                  Section 5.6(a). If, in any judicial proceeding, a court should refuse to enforce all of the separate covenants deemed included in Section 5.6(a) because taken together they cover too extensive a geographic area, then it is intended that those of such covenants which, if eliminated, would permit the remaining separate covenants to be enforced in such proceedings shall, for the purpose of such proceeding, be deemed eliminated from the provisions hereof.

                           (c) The covenant contained in Section 5.6(a) above
                  shall be deemed to be a series of separate and severable covenants, one for each successive month during the terms of said covenants. If, in any judicial proceeding, a court should refuse to enforce all of the separate covenants because taken together they cover too long a





STOCK PURCHASE AGREEMENT - PAGE 22
                  period of time, then the last of such covenants in time which, if eliminated, would permit the remaining separate covenants to be enforced in such proceeding shall, for the purpose of such proceeding, be deemed eliminated from the provisions hereof.

                           (d) Any and all Proprietary Information which Buell
                  heretofore obtained or may hereafter obtain with respect to the conduct and/or details of any portion of the Business conducted by either BBA or HIG or any of HIG's Affiliates, or their respective successors, shall be held inviolate and shall not be revealed to any competitor of HIG or any other person, partnership, firm, corporation or entity. Buell shall not make any use of such Proprietary Information, except for and on behalf of HIG. "Proprietary Information" shall mean knowledge and information, relating to any portion of the Business of HIG or HIG's Affiliates whether written or oral, which: (i) is not generally available to the public; (ii) gives or may give any competitive advantage to HIG with respect to the operation of the Business or its successors; or, (iii) if disclosed, could give any advantage to a competitor of the Business or its successors or could otherwise be deleterious to any portion of the Business.

                           (e) During the Restricted Period, Buell will not,
                  directly or indirectly, request, induce, influence or solicit any employee, customer, or supplier of BBA, HIG or any Affiliate of HIG (including, without limitation, any employee of BBA who is hired as an employee by HIG) known by Buell, as the case may be (through the exercise of due diligence), to be an employee, customer or supplier of BBA, HIG or any Affiliate of HIG, to terminate his, her or its employment or business relationship with HIG.

                           (f) The parties recognize that the goodwill and going
                  concern value of BBA being purchased and acquired by HIG are very closely related to the special, unique and extraordinary knowledge and skill of Buell and that the consummation by HIG of this Agreement will be in reliance upon the unconditional assurance of Buell that she will fully comply with the terms of this Agreement, particularly, but not limited to, such terms as they relate to covenants and undertakings not to engage in competition or to divulge information. Further, the period of protection of HIG against the competition of Buell and the geographical area within which such protection is essential has been agreed by the parties to be reasonable and necessary. Therefore, if Buell shall at any time breach or in any manner violate any such covenant, then HIG in addition to, but not in substitution for, any and all other relief to which HIG may be entitled either at law or in equity, shall be entitled to equitable relief against Buell by way of injunction to restrain Buell from such breach and to compel compliance by Buell with her obligations hereunder. Buell does hereby waive any proof: (i) that such breach will cause irreparable injury to HIG or, (ii) that there is no adequate remedy at law.

                           (g) In the event that a court of competent
                  jurisdiction shall refuse to enforce the provisions of the restrictive covenant set forth in Section 5.6(a) of this



STOCK PURCHASE AGREEMENT - PAGE 23

                  Agreement because it deems the length of time or the geographical area to be excessive or unreasonable, then the time period or the geographical area, or both, shall be deemed to be amended to conform to such time period and geographical area as such court shall determine to be reasonable and not excessive.

                           (h) In the event HIG is in default in its obligation
                  to pay any amount due under Sections 1.1, 1.2 and 1.3 above or the Buell Agreement, and such default continues for thirty
                  (30) days following the receipt by HIG from Buell of written notice of such default, then the obligations of Buell under
                  Section 5.6(a) shall terminate. Further, in such event, obligations of Buell under Section 5.6(e) shall terminate, but only as to those employees, customers and suppliers of BBA that were employees, customers and suppliers of BBA as of the Closing Date.

                           (i) Capitalized terms used in this Section 5.6 shall
                  have the meanings set forth in the Buell Agreement.

         SECTION 5.7 Buell Employment and Non-Competition Agreement. At Closing, Buell, HIG (or one of its Affiliates) and BBA shall execute an Employment and Non-Competition Agreement substantially in the form of Exhibit "B" (the "Buell Agreement"). The Buell Agreement shall provide for a term of employment through December 31, 2007 (the "Employment Period"), provided, however, that Buell's employment may be terminated prior to December 31, 2007 by Buell or by BBA. It is agreed that, if (a) Buell terminates her employment during the Employment Period without Good Reason, or (b) BBA terminates Buell's employment during the Employment Period for Cause, then no payment scheduled to be paid after the date of such termination shall be due to Buell under Section 1.3 of this Agreement. It is further agreed that if (a) Buell terminates her employment during the Employment Period with Good Reason, (b) BBA terminates Buell's employment during the Employment Period without Cause, (c) Buell dies during the Employment Period, or (d) Buell's employment terminates during the Employment Period as a result of Disability, then Buell shall, nevertheless, be entitled to the Deferred Payments under Section 1.3 of this Agreement, provided that the requirements of Section 1.3 (regarding gross revenue from HIG Retail Sales) are satisfied. Capitalized terms used in this Section 5.7 shall have the meanings set forth in the Buell Agreement.

         SECTION 5.8 Cancellation of Certain Agreements. Prior to the Closing Date, the Selling Parties shall cause the cancellation of the agreements listed in Schedule 5.8. The cancellation of the agreements listed in Schedule 5.8 will be done in such a manner that (i) each such agreement shall be of no further force and effect, (ii) no rights, duties, or obligations shall exist between the parties to each such agreement (or any other party) by virtue of such agreement and (iii) HIG and BBA shall have no rights, duties or obligations of any kind or nature on or after the Closing Date to any person with respect to such agreement. Any agreement(s) and other documents evidencing the transactions contemplated in this Section 5.8 shall be in form and substance reasonably satisfactory to HIG.

         SECTION 5.9 Life Insurance on the Life of Buell. HIG shall be entitled, at its option, to obtain as owner and beneficiary life insurance on the life of Buell. Buell agrees to cooperate fully




STOCK PURCHASE AGREEMENT - PAGE 24
with HIG and insurance carriers selected by HIG in providing information and submitting to medical testing necessary to obtain such life insurance.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

         SECTION 6.1 Conditions to Each Party's Obligation to Effect the Closing. The respective obligations of each party to effect the Closing are subject to the satisfaction, or waiver on or prior to the Closing Date of the following conditions:

                  (a) Authorizations, Consents, and Approvals. Any authorizations, consents, approvals, orders or waivers required to be obtained, and all filings, notices or declarations required to be made with any Federal, foreign, state or local governmental regulatory agency, shall have been obtained or made.

                  (b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the Closing shall be in effect; provided, however, that each of the parties shall have used such party's reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered.

         SECTION 6.2 Conditions to Obligations of HIG. The obligations of HIG to effect the Closing and to purchase the Acquired Stock pursuant to this Agreement shall, at the option of HIG, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

                  (a) Representations and Warranties. The representations and warranties of the Selling Parties, set forth in this Agreement, in each case as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, shall be true and correct, and HIG shall have received a certificate to such effect, signed on behalf of BBA by an authorized officer of BBA with respect to representations and warranties of BBA, and signed by Buell with respect to representations and warranties of Buell.

                  (b) Performance of Obligations of the Selling Parties. The Selling Parties shall have performed all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and HIG shall have received a certificate to such effect signed on behalf of BBA by an authorized officer of BBA as well as a certificate to such effect signed by Buell with respect to obligations of Buell.

                  (c) No Suit or Judgment. There shall be no suit or proceeding instituted to prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby, and there shall be no judgment, order or decree by any court with proper jurisdiction prohibiting consummation of such transactions.



STOCK PURCHASE AGREEMENT - PAGE 25

                  (d) Opinion of Counsel. HIG shall have received a written opinion, dated as of the Closing Date, from counsel for Buell substantially in the form of Exhibit "C" hereto.

                  (e) Consents. The Selling Parties shall have received consents to the transactions contemplated hereby from the parties to contracts and debt instruments listed in Schedule 6.2(e).

                  (f) BBA Records. HIG shall have received from BBA:

                           (i) a copy of the Articles of Incorporation of BBA,
                  certified by the Secretary of State of the State of Texas;

                           (ii) a certificate of existence of BBA by the
                  Secretary of State of Texas and certificate of the Comptroller of the State of Texas showing payment of state Taxes issued as of a date not less than seven (7) days prior to Closing; and

                           (iii) a certificate of the Secretary or an Assistant
                  Secretary of BBA dated the Closing Date, in form and substance satisfactory to HIG, as to (w) no amendments to the Articles of Incorporation of BBA since a specified date, (x) the Bylaws of BBA, (y) the resolutions of the shareholders and Board of Directors of BBA authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and (z) incumbency and signatures of the officers of BBA executing this Agreement and any related documents.

                  (g) Material Adverse Change. From and after the date of this Agreement, there shall not have been any Material Adverse Change to any of the operations, financial condition, revenues or properties of BBA.

                  (h) Resignations. HIG shall have received a resignation letter of members of the Board of Directors and officers of BBA designated by HIG, dated as of the Closing Date.

                  (i) Share Certificates. HIG shall have received certificates representing all of the issued and outstanding shares of the Acquired Stock of BBA accompanied by stock powers.

                  (j) Lender Authorizations. HIG shall have received any authorizations, consents or waivers required to be obtained by HIG from its lenders in order for HIG to enter into the transactions made the subject of this Agreement.

         SECTION 6.3 Conditions to Obligations of the Selling Parties. The obligations of the Selling Parties to effect the Closing and the obligations of Buell to deliver and sell the Acquired Stock pursuant to this Agreement shall, at the option of the Selling Parties, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:



STOCK PURCHASE AGREEMENT - PAGE 26

                  (a) Representations and Warranties. The representations and warranties of HIG set forth in this Agreement, in each case as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, shall be true and correct, and the Selling Parties, shall have received a certificate to such effect signed on behalf of HIG by an authorized officer of HIG.

                  (b) Performance of Obligations of HIG. HIG shall have performed all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Selling Parties shall have received a certificate to such effect, signed on behalf of HIG by an authorized officer of HIG.

                  (c) No Suit or Judgment. There shall be no suit or proceeding instituted to prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby, and there shall be no judgment, order or decree by any court with proper jurisdiction prohibiting consummation of such transactions.

                  (d) Opinion of Counsel. The Selling Parties shall have received a written opinion, dated as of the Closing Date, from counsel for HIG substantially in the form of Exhibit "D" hereto.

                  (e) Employment Agreement with Jorge Chousal de La Pena. An Affiliate of HIG shall have offered to hire Jorge Chousal de La Pena for an annual salary of $120,000 and a term of employment of one (1) year, or upon such other terms as shall be satisfactory to Jorge Chousal de La Pena and such Affiliate.

         SECTION 6.4 Frustration of Closing Conditions. Neither HIG nor the Selling Parties may rely on the failure of any condition set forth on this
Article VI to be satisfied, if such failure was caused by such party's failure to act in good faith or to use its reasonable efforts to cause the Closing to occur.

                                   ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

         SECTION 7.1 Termination. This Agreement may be terminated at any time prior to the Closing Date without liability:

                  (a) by the unanimous written consent of HIG and the Selling Parties;

                  (b) by HIG or the Selling Parties if the Closing shall not have occurred on or before January 30, 2003, unless the failure to effect the Closing is the result of a material breach of this Agreement by the party seeking to terminate; and

                  (c) by HIG or the Selling Parties, as applicable:




STOCK PURCHASE AGREEMENT - PAGE 27

                           (i) if any Governmental Entity shall have issued an
                  order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Closing and such order, decree, ruling or other action shall have become final and nonappealable; and

                           (ii) in the event of any breach by HIG, on the one
                  hand, or by any of the Selling Parties, on the other hand, of its or her respective agreements, representations or warranties contained herein and the failure of such party to cure such breach within ten (10) days after receipt of notice from any other party requesting such breach to be cured.

         SECTION 7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any party, other than the provisions of this Section 7.2 and Article IX. In the event that HIG or the Selling Parties shall terminate this Agreement pursuant to
Section 7.1(b) or (c) hereof, the rights of the parties, as the case may be, to pursue any and all rights they may have at law or equity or hereunder shall survive unimpaired.

         SECTION 7.3 Amendment. This Agreement may be amended by the parties at any time prior to the Closing Date by an instrument in writing signed on behalf of each of the parties hereto.

         SECTION 7.4 Extension: Waiver. At any time prior to the Closing Date, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

         SECTION 7.5 Procedure for Termination. A termination of this Agreement pursuant to Section 7.1 in order to be effective, shall require, in the case of HIG or BBA, action by its respective Board of Directors or the duly authorized designee of its Board of Directors, and in the case of Buell, a signed consent by Buell or by Buell's attorney-in-fact.

                                  ARTICLE VIII

                                 INDEMNIFICATION

         SECTION 8.1 Indemnification.

                  (a) By the Selling Parties. Subject to the limitations set forth in Section 8.1(f), from and after the Closing Date, the Selling Parties, shall jointly and severally (i) indemnify




STOCK PURCHASE AGREEMENT - PAGE 28
         and hold harmless HIG and HIG's officers, directors, employees and attorneys from and against any and all losses which HIG or such persons may suffer or incur, resulting from, related to or arising out of (a) any misrepresentation or breach of warranty of the Selling Parties contained in or made pursuant to this Agreement; (b) any breach by the Selling Parties of any of their agreements or obligations contained in or made pursuant to this Agreement; (c) any liability or exposure of any kind or nature to the extent that such liability or exposure was not disclosed in the Current Financial Statements or was disclosed in the Current Financial Statement but not adequately reserved; or (d) any and all claims or litigation arising out of any of the foregoing; and
         (ii) reimburse HIG and its officers, directors, employees and attorneys for any and all reasonable fees, costs and expenses related thereto (including without limitation, reasonable legal expenses) ((i) and (ii), collectively, "HIG's Indemnifiable Losses"). Notwithstanding the foregoing, the Selling Parties shall not be obligated to provide an indemnity under Section 8.1(a)(i)(c) for any liability or exposure, the dollar amount of which is disclosed in a Schedule to this Agreement, but the Selling Parties shall nevertheless be obligated to provide an indemnify for losses in excess of the dollar amount disclosed in such Schedule.

                  (b) By HIG. From and after the Closing Date, HIG shall (i) indemnify and hold harmless the Selling Parties and their heirs, personal representatives and administrators, successors and assigns, from and against any and all losses, which any of them may suffer or incur, resulting from, related to or arising out of (x) any misrepresentation or breach of warranty of HIG which is contained in or made pursuant to this Agreement; (y) any breach by HIG of any of its agreements or obligations contained in or made pursuant to this Agreement; and (z) any and all claims or litigation arising out of any of the foregoing; and (ii) reimburse Buell and her heirs, personal representatives, administrators, trustees, agents or employees, and BBA and its officers, directors, employees and attorneys for any and all reasonable fees, costs and expenses related thereto (including, without limitation, reasonable legal expenses) ((i) and (ii), collectively, "Selling Parties' Indemnifiable Losses").

                  (c) Direct Liability. In the event that the person or entity seeking indemnification under this Article VIII (the "Indemnified Party") shall become aware of an event which will give rise to or result in an Indemnifiable Loss, he, she or it shall, within thirty
         (30) days thereafter, give written notice to the party from whom indemnification under this Article VIII is sought (the "Indemnifying Party") of the amount of the Indemnifiable Loss, together with sufficient information to enable the Indemnifying Party to determine the accuracy and nature of the claimed Indemnifiable Loss (the "Indemnity Notice"). The failure of the Indemnified Party to give the Indemnifying Party an Indemnity Notice shall not release the Indemnifying Party from liability under this Article VIII; provided, however, that the Indemnifying Party shall not be liable for losses which would not have been incurred but for the delay in the delivery of, or the failure to deliver, the Indemnity Notice. Within thirty (30) days after the receipt by the Indemnifying Party of the Indemnity Notice, the Indemnifying Party shall either (i) pay to the Indemnified Party an amount equal to the Indemnifiable Loss, or (ii) object to such claim, in which case the Indemnifying Party shall give written notice to the Indemnified Party of such objection together with the reasons therefor, it being understood





STOCK PURCHASE AGREEMENT - PAGE 29
         that the failure of the Indemnifying Party to so object shall preclude the Indemnifying Party from asserting any claim, defense or counterclaim relating to the Indemnifying Party's failure to pay any Indemnifiable Loss.

                  (d) Third Party Claim. In the event the facts giving rise to the claim for indemnification under this Article VIII shall involve any action or threatened claim or demand by any third party against the Indemnified Party (a "Third Party Claim"), within the earlier of, as applicable, ten (10) days after receiving notice of the filing of a lawsuit or thirty (30) days after receiving notice of the existence of a claim, demand, suit or proceeding (each a "Claim") giving rise to the claim for indemnification, the Indemnified Party shall send written notice of such Claim to the Indemnifying Party (the "Claim Notice") . The failure of the Indemnified Party to give the Indemnifying Party the Claim Notice shall not release the Indemnifying Party from liability under this Article VIII; provided, however, that the Indemnifying Party shall not be liable for losses incurred by the Indemnified Party which would not have been incurred but for the delay in the delivery of, or the failure to deliver, the Claim Notice. Except as set forth below, the Indemnifying Party shall be entitled to defend such Claim in the name of the Indemnified Party at his or its own expense and through counsel of his or its own choosing. The Indemnifying Party shall give the Indemnified Party notice in writing within ten (10) days after receiving the Claim Notice from the Indemnified Party in the event the Claim is one involving an instituted suit or proceeding, or otherwise within thirty (30) days, of his or its intent to do so. If the Indemnifying Party chooses to defend or prosecute a Third Party Claim, all the Indemnified Parties shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Party's request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party's prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned. The Indemnified Party may elect, by notice in writing to the Indemnifying Party, to continue to participate through his or its own counsel, at his or its expense, but the Indemnifying Party shall have the right to control the defense of the Claim with counsel reasonably acceptable to the Indemnified Party. In the event that the Indemnifying Party is controlling the defense of the Claim and shall have negotiated a settlement thereof, which proposed settlement is final and unconditional as to the parties thereto and contains an unconditional release of the Indemnified Party, without the Indemnified Party being liable for damages of any kind or nature or being otherwise required to pay any amount of money to any third party and does not include the imposition of any restrictions on the part of the Indemnified Party or require that the Indemnified Party make an admission of guilt or liability or deliver a confession of judgment, or any other non-financial obligation which, in the reasonable judgment of the Indemnified Party, renders such settlement unacceptable, the Indemnified Party shall consent to such settlement.



STOCK PURCHASE AGREEMENT - PAGE 30

                  (e) Tax Claim. Notwithstanding any of the provisions of
         Article VIII hereof, if a Third Party Claim is related to a matter which, if adversely determined, would have a material adverse impact on any Tax or accounting position of HIG, then HIG shall have the exclusive right to defend, contest, settle and otherwise control the resolution of any such Third Party Claim, with one counsel selected by HIG and reasonably satisfactory to Buell. Buell may participate through use of her own counsel at her own expense. However, notwithstanding anything herein, all disputes, audits or claims, and all proceedings with respect thereto, or with respect to any Tax or Tax Return of HIG or BBA, shall be defended, controlled and resolved and may be settled exclusively by HIG.

                  (f) Limitation of Indemnity. Anything herein to the contrary notwithstanding,

                           (i) neither HIG (or any other HIG Affiliate), on the
                  one hand, nor the Selling Parties on the other hand, shall be required to indemnify the other for any Indemnifiable Losses unless and until (x) the aggregate amount for which all Indemnifiable Losses such party would otherwise (but for this provision) be liable on account thereof exceeds Fifty Thousand and No/100 Dollars ($50,000.00) (the "Threshold Amount"), but following the exceeding of the Threshold Amount the Indemnifying Party shall be liable for all Indemnifiable Losses (including those below the Threshold Amount); provided, however, that this subsection shall not apply to amounts due by HIG to Buell under Sections 1.1, 1.2 and 1.3;

                           (ii) in no event shall Buell be required to indemnify
                  HIG for Indemnifiable Losses in excess of $7,100,000.00 and in no event shall HIG (or any other HIG Affiliate) be required to indemnify the Selling Parties for Indemnifiable Losses in excess of $7,100,000.00; provided, however, that this subsection shall not apply to amounts due by HIG or its Affiliates to Buell under the Buell Agreement; and

                           (iii) neither party shall be entitled to make a claim
                  for indemnity with respect to a misrepresentation or breach of warranty after the Expiration Date thereof as set forth in
                  Section 10.1.

         SECTION 8.2 Right to Set-Off. To secure the indemnification provided for in Section 8.1(a) hereof, and to compensate HIG for any claim having as its basis the indemnification provided for in Section 8.1(a) hereof, HIG shall have a right of set-off from any sum due to any of the Selling Parties, including sums due under this Agreement and the Buell Agreement.

         SECTION 8.3 Buell Pays Broker Fee. Buell shall indemnify and hold harmless HIG, and BBA and HIG's and BBA's officers, directors, employees and attorneys from and against any and all Claims for broker's, finder's, financial advisors or other similar fees and expenses which are to be paid by Buell pursuant to Schedule 3.1(k).




STOCK PURCHASE AGREEMENT - PAGE 31

                                   ARTICLE IX

                                 CONFIDENTIALITY

         In addition to the provisions of Section 5.1 herein, HIG will maintain the confidential nature of any non-public information concerning the Selling Parties or the Acquired Stock obtained by HIG during the course of its due diligence investigations, and, if applicable, will disclose such information only to its own officers, directors, employees, attorneys, accountants, engineers, lenders, representatives and advisors, or as otherwise required by applicable law, regulation, judicial process or applicable stock exchange listing requirement, all in accordance with that certain Confidentiality Agreement between the parties dated July 19, 2002, which agreement shall remain in full force and effect through and including the Closing Date.

                                    ARTICLE X

                               GENERAL PROVISIONS

         SECTION 10.1 Survival of Representations, Warranties and Covenants. The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing Date for a period of two
(2) years, except that (i) the representations in Section 3.1(j) shall survive so long as any claim may be made in respect of such matters by a taxing authority, including any waivers or extensions; and (ii) the representations in
Section 3.1(l) to the extent same relate to Environmental Laws shall survive for so long as any claim may be made in respect of such matters by any third party. The date on which a representation or warranty ceases to survive as above set forth shall be its "Expiration Date". This Section 10.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Closing Date.

         SECTION 10.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally when received if or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         (a) if to HIG or, on or after the Closing Date, if to BBA, to:

                  Home Interiors & Gifts, Inc.
                  1649 Frankford Road West
                  Carrollton, Texas 75007
                  Attn:  Michael D. Lohner



STOCK PURCHASE AGREEMENT - PAGE 32
                  with a mandatory copy to:

                  William E. Swart
                  Bell Nunnally & Martin LLP
                  3232 McKinney Avenue, Suite 1400
                  Dallas, Texas 75204-2429

         (b)      if to Buell, or before the Closing Date, if to BBA, to:

                  Brenda Buell
                  3308 Shorecrest Drive
                  Dallas, Texas 75235

                  with a mandatory copy to:

                  Dean A. Tetirick
                  Cantey & Hanger, L.L.P.
                  801 Cherry Street, Suite 2100
                  Fort Worth, Texas 76102

         SECTION 10.3 Definitions. For purposes of this Agreement, the following terms shall have the following respective meanings:

         "Acquired Stock": As defined in Section 1.1 hereof.

         "Affiliate": Any corporation, partnership, limited liability company or other entity of which twenty five percent (25%) of the equity or voting power is controlled directly or indirectly by HIG or another Affiliate of HIG, or which owns ninety five percent (95%) or more of the equity or voting power of HIG (the "HIG Parent"), or which is an Affiliate of the HIG Parent.

         "Agreement": As defined in opening paragraph hereof.

         "BBA": As defined in opening paragraph hereof.

         "Benefit Plan": As defined in Section 3.1(h) hereof.

         "Buell": As defined in opening paragraph hereof.

         "Buell Agreement": As defined in Section 5.7 hereof.

         "Business": As defined in Section 5.6(a) hereof.

         "Claim": As defined in Section 8.1(d) hereof.

         "Claim Notice": As defined in Section 8.1(d) hereof.

         "Closing": As defined in Section 2.1 hereof.

         "Closing Balance Sheet": As defined in Section 1.5 hereof.

         "Closing Date": As defined in Section 2.1 hereof.

         "COBRA": As defined in Section 3.1(i) hereof.

         "Code": As defined in Section 3.1(h) hereof.

         "Common Stock": As defined in Section 1.1 hereof.

         "Current Financial Statements": As defined in Section 3.1(d) hereof.



STOCK PURCHASE AGREEMENT - PAGE 33

         "Deferred Payments": As defined in Section 1.3 hereof.

         "Employment Period": As defined in Section 5.7 hereof.

         "Environmental Laws": means, as of the Closing Date, any applicable treaties, laws, regulations, enforceable requirements, order, decrees or judgments issued, promulgated or entered into by any Governmental Entity, which relate to (x) pollution or protection of the environment or (y) Hazardous Materials generation, storage, use, handling, disposal or transportation, including with respect to real property in the U.S., the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq., the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq., the Clean Air Act of 1970, as amended, 42 U.S.C. Section 7401 et seq., the Toxic Substances Control Act of 1976, 15 U.S.C. Section 2601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq., the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. Section 541 et seq, and any similar or implementing state or local law, and all amendments or regulations promulgated thereunder.

         "ERISA": As defined in Section 3.1(i) hereof.

         "Exceptions to GAAP": means the absence of footnotes, the use of alternative depreciation methods, the lack of a statement of cash flow/changes in financial position, the use of a direct write-off for accounts receivable (i.e. no allowance for doubtful accounts) and no accrual of vacation or sick pay.

         "Excess Liabilities": as define in Section 1.5(c) hereof.

         "Expenses": As defined in Section 5.3 hereof.

         "Expiration Date": As defined in Section 10.1 hereof.

         "Financial Statements": As defined in Section 3.1(d) hereof.

         "GAAP": As defined in Section 3.1(d) hereof.

         "Governmental Entity": Any court or any foreign, federal, state, municipal or other governmental department, commission, board, bureau, agency, authority or instrumentality.

         "Hazardous Materials": means all explosive or regulated radioactive materials or substances, hazardous or toxic substances, wastes or chemicals, petroleum or petroleum distillates, asbestos or asbestos containing materials and all other materials or chemicals regulated pursuant to any Environmental Law, including materials listed in 49 C.F.R. Section 172.101 and materials defined as hazardous pursuant to
         Section 101(14) of CERCLA.

         "HIG": As defined in opening paragraph hereof.

         "HIG's Indemnifiable Losses": As defined in Section 8.1(a) hereof.

         "HIG Retail Sales": As defined in Section 1.3 hereof.

         "Indemnified Party": As defined in Section 8.1(c) hereof.

         "Indemnifying Party": As defined in Section 8.1(c) hereof.

         "Indemnity Notice": As defined in Section 8.1(c) hereof.

         "Initial Payments": As defined in Section 1.1 hereof.

         "Knowledge of the Selling Parties": means the current actual knowledge of a person, and with respect to BBA, current actual knowledge obtained (through the exercise of due diligence) of any of its officers.

         "Leased Real Property": As defined in Section 3.1(n) hereof.



STOCK PURCHASE AGREEMENT - PAGE 34

         "Legal Requirement": means any federal, state, local, municipal, foreign, international, multi-national, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty as in effect on the date in question.

         "Liens": All mortgages, deeds of trust, claims, liens, security interests, pledges, leases, conditional sale contracts, rights of first refusal, options, charges, liabilities, obligations, agreements, easements, rights-of-way, powers of attorney, limitations, reservations, restrictions and other encumbrances of any kind.

         "Material Adverse Change" or "Material Adverse Effect": Any change (individually or in the aggregate) that has a material adverse effect on the business, results of operations or financial condition of BBA that is likely to result in a cost, expense, charge or liability equal to or greater than $10,000. "Material Agreement": As defined in Section 3.1(u) hereof.

         "Note": As defined in Section 1.2 hereof.

         "Order": Any judgment, writ, decree, injunction, order, stipulation, compliance agreement or settlement agreement issued or imposed by, entered into with, a Governmental Entity, whether or not having the force of law.

         "Permits": All permits, authorizations, certificates, approvals, registrations, variances, exemptions, rights-of-way, franchises, privileges, immunities, grants, ordinances, licenses and other rights of every kind and character (a) under any (1) federal, state, local or foreign statute, ordinance or regulation, (2) Order or (3) contract with any Governmental Entity or (b) granted by any Governmental Entity.

         "Proprietary Information": As defined in Section 5.6(d) hereof.

         "Purchase Price": As defined in Section 1.1 hereof.

         "Restricted Period": As defined in Section 5.6(a) hereof.

         "Section 338(h)(10) Election": As defined in Section 4.2 hereof.

         "Securities Act": As defined in Section 3.3(f) hereof.

         "Selling Parties": As defined in opening paragraph hereof.

         "Selling Parties' Indemnifiable Losses": As defined in Section 8.1(b) hereof.

         "Tax" or "Taxes": means all taxes, assessments, charges, duties, fees, levies or other governmental charges, including all Federal, state, local, foreign and other income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, license, payroll, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever, including all estimated taxes, deficiency assessments, additions to tax, penalties and interest with respect thereto.

         "Tax Return": means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "Territory": As defined in Section 5.6(a) hereof.

         "Third Party Claim": As defined in Section 8.1(d) hereof.

         "Threshold Amount": As defined in Section 8.1(f)(i) hereof.

         SECTION 10.4 Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table




STOCK PURCHASE AGREEMENT - PAGE 35
of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         SECTION 10.5 Counterparts; Facsimiles. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Facsimile signatures shall be effective.

         SECTION 10.6 Entire Agreement: No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior representations, agreements or understandings among the parties with respect to the subject matter of this Agreement both written and oral. This Agreement is not intended to confer upon any person other than the parties any rights or remedies hereunder.

         SECTION 10.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

         SECTION 10.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by the Selling Parties without the prior written consent of the other. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns. All rights, interest or obligations of HIG may be assigned without notice to any HIG Affiliate, and HIG or any HIG Affiliate may assert any such right, interest or obligation in the name of HIG or any HIG Affiliate. Notwithstanding the foregoing, it is agreed that following any assignment by HIG of its obligations under this Agreement, whether pursuant to an acquisition by a third party of stock of HIG or assets of HIG or otherwise, adequate arrangements will be made thereafter for ascertaining compliance with the conditions for the Deferred Payments under Section 1.3, such that calculation of gross revenue from HIG Retail Sales is not negatively affected.

         SECTION 10.9 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Texas, County of Dallas, or in any Texas State court located in the County of Dallas, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit himself, herself or itself to the personal jurisdiction of any Federal court located in the State of Texas, County of Dallas, or any Texas State court located in the County of Dallas, in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that he, she or it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that he, she or it will not bring any action relating to this Agreement or any of the transactions contemplated by this




STOCK PURCHASE AGREEMENT - PAGE 36

Agreement in any court other than a Federal court located in the State of Texas, County of Dallas, or a Texas State court located in the County of Dallas.

         SECTION 10.10 Exhibits and Schedules. Any matter set forth on any Schedule shall be deemed set forth on all other Schedules to the extent relevant. Except when the context requires otherwise, any reference in this Agreement to any Article, Section, clause, Schedule or Exhibit shall be to the Articles, Sections and clauses of, and Schedules and Exhibits to, this Agreement. The words "include," "includes" and "including" are deemed to be followed by the phrase "without limitation." Any reference to the masculine, feminine or neuter gender shall include such other genders and any reference to the singular or plural shall include the other, in each case unless the context otherwise requires. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an exhibit or Schedule to, this Agreement unless otherwise indicated.



STOCK PURCHASE AGREEMENT - PAGE 37

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.


                                      BBA:

                                      BRENDA BUELL & ASSOCIATES, INC.,
                                      a Texas corporation


                                      By: /s/ Brenda Buell
                                          -------------------------------
                                          Brenda Buell, President



                                      BUELL:



                                      By: /s/ Brenda Buell
                                          -------------------------------
                                          Brenda Buell



                                      HIG:

                                      HOME INTERIORS & GIFTS, INC.,
                                      a Texas corporation



                                      By: /s/ Michael D. Lohner
                                          -------------------------------
                                          Michael D. Lohner, President




STOCK PURCHASE AGREEMENT - PAGE 38

                                                                     EXHIBIT "A"

                                 PROMISSORY NOTE

$2,025,026.15                                                  December 31, 2002


         FOR VALUE RECEIVED, HOME INTERIORS & GIFTS, INC., a Texas corporation ("Maker") promises to pay to the order of BRENDA BUELL, an individual residing in Dallas, Texas ("Holder"), TWO MILLION TWENTY FIVE THOUSAND TWENTY SIX and 15/100 Dollars ($2,025,026.15), together with interest at the rate of one and eighty-four one hundredths percent (1.84%) per annum from the date of this Promissory Note ("Note") until paid. This Note is made and delivered in connection with that certain Stock Purchase Agreement dated December 31, 2002 among Maker, Holder and Brenda Buell & Associates, Inc., a Texas corporation (the "Agreement"), and the obligation of Maker to make the payments described in this Note is subject to the terms and conditions of that Agreement.

         Maker shall make three equal installments of principal and interest in the amount of Seven Hundred Thousand and No/100 Dollars $700,000.00 each, which shall be due on December 31, 2003, December 31, 2004, and December 30, 2005. Such payments shall be made at 3308 Shorecrest Drive, Dallas, Texas 75235, or at such other address as shall be specified by Holder.

         Failure of Maker to make any payment due under this Note within five
(5) days of the date when due (provided payment is not excused under the Agreement), which failure continues for thirty (30) days following receipt by Maker of written notice thereof, shall constitute an Event of Default. Following the occurrence of an Event of Default, all past due principal and interest shall bear interest from maturity at the rate of eighteen percent (18%) per annum, calculated, notwithstanding any other provision hereof, on a 365 or 366 day year, as applicable, commencing on the date on which demand for payment shall be made in writing and continuing through the date on which payment is made.

         Maker shall have the right to prepay, at any time and from time to time without premium or penalty, the entire unpaid principal balance of this Note or any portion thereof, any such partial prepayment to be applied in inverse order of maturity to the last maturing installments of principal.

         Following the occurrence of an Event of Default, the Holder may at her option declare the entire principal balance and accrued interest owing hereon immediately due and payable. Failure to exercise this option shall not constitute a waiver of the right to exercise the same in the event of any subsequent default.

         Except as otherwise provided in this Note or the Agreement, each maker, surety, endorser, guarantor and/or other party liable hereon, and all parties assuming any payment hereof, severally waives grace, presentment, protest, notice of every type, including, without limitation, notice of default, notice of intention to accelerate, notice of acceleration, and notice of protest, and consents that time of payment may be extended without notice. Each maker, surety, endorser, guarantor and/or other party liable hereon agrees that their liability on this Note shall be


PROMISSORY NOTE - PAGE SOLO
joint and several with that of any other party obligated hereon, shall not be affected by any renewal or extension of this Note, by any indulgences, or by any release or change in any security for this Note, and hereby consents to any and all renewals, extensions, indulgences, releases or changes, regardless of the number. It is agreed that the waiving by Holder of any default of Maker shall be limited to the particular incident, and shall not be deemed to waive any other default of the same or other covenants hereunder. It is hereby specially agreed that if this Note is placed in the hands of an attorney for collection, or if collected by suit or through bankruptcy proceedings, Maker agrees to pay reasonable attorney's fees in addition to the principal and interest then due hereon, and together with all costs of collection.

         THIS NOTE HAS BEEN EXECUTED UNDER, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS. VENUE FOR ANY ACTION ARISING OUT OF THIS NOTE SHALL BE IN DALLAS COUNTY, TEXAS.



                                        MAKER:


                                        HOME INTERIORS & GIFTS, INC.



                                        By: /s/ MICHAEL D. LOHNER
                                            ------------------------------------
                                                 Michael D. Lohner, President


PROMISSORY NOTE - PAGE SOLO

                                                                     EXHIBIT "B"


                    EMPLOYMENT AND NON-COMPETITION AGREEMENT

         THIS EMPLOYMENT AND NON-COMPETITION AGREEMENT (the "Agreement") is entered into effective as of DECEMBER 31, 2002, between BRENDA BUELL & ASSOCIATES, INC., a Texas corporation (together with its successors and assigns, the "Company"), and BRENDA BUELL (the "Executive").

         WHEREAS, the Company desires to employ the Executive, and the Executive desires to be employed by the Company on the terms and conditions set forth herein;

         WHEREAS, the Company is a subsidiary of Home Interiors & Gifts, Inc., a Texas corporation ("Home Interiors");

         NOW, THEREFORE, IT IS AGREED AS FOLLOWS:

         1. EMPLOYMENT PERIOD. The Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, in accordance with the terms and conditions of this Agreement, for the period commencing as of the date of this Agreement and continuing until December 31, 2007 (the "Employment Period"); provided, however, that such Employment Period shall be extended for successive terms of one (1) year unless either party advises the other in writing, at least ninety (90) days prior to the end of the initial term, or any annual extension thereof, that it will not agree to extend this Agreement.

         2. TERMS OF EMPLOYMENT.

            (a) Position and Duties.

                (i) During the Employment Period, the Executive shall perform the functions of President of the Company, and, in so doing, shall report to the Board of Directors of the Company. The Executive shall have such powers and duties as may from time to time be assigned or delegated to her by the Board of Directors of the Company, or, in the absence of such assignment or delegation, will have such powers and duties as are normally associated with and inherent with such position.

                (ii) During the Employment Period, excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote such time as the Board of Directors shall deem necessary (which shall not be less than forty (40) hours during a regular work week), up to and including substantially all of her business time, to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive's reasonable best efforts to perform faithfully, effectively and efficiently such responsibilities. The Executive will use her reasonable best efforts to promote the success of the Company's business, and will cooperate fully with the Board of Directors of the Company and with the management of Home Interiors.

            (b) Compensation.

                (i) Base Salary. During the Employment Period, the Executive shall receive, at such intervals and in accordance with such Company policies as may be in effect from



EMPLOYMENT AGREEMENT - PAGE 1
time to time, an annual salary (pro rata for any partial year) equal to $200,000.00, payable in equal installments no less often than monthly (the "Annual Base Salary"), which Annual Base Salary shall be subject to appropriate increase, as determined in the sole and absolute discretion of the Board of Directors of the Company in the advancement of the best interests of the Company.

                (ii) Annual Bonus. The Executive shall be eligible to participate in the Company's Key Employee Bonus Plan applicable to executives of Home Interiors (the "Annual Bonus") for each fiscal year of Home Interiors commencing with the fiscal year ending December 31, 2003 as approved by the Board of Directors of Home Interiors in good faith, and such other criteria as may be recommended by management and established by the Board of Directors of Home Interiors from time to time. Each Annual Bonus (or portion thereof) shall be paid in cash promptly following delivery to the Board of Directors of Home Interiors of audited financial statements of Home Interiors and the Company for the fiscal year for which the Annual Bonus (or pro rated portion) is earned or awarded, unless electively deferred by the Executive pursuant to any deferral programs or arrangements that the Company may make available to the Executive. Any disputes regarding the award of an Annual Bonus shall be resolved and conclusively determined by the Compensation Committee of the Board of Directors of Home Interiors and neither the Executive nor the Company shall contest such decision of such Board of Directors.

                (iii) Stock Options. On or before June 30, 2003, Home Interiors shall grant to the Executive non-qualified stock options to purchase 60,000 shares of Common Stock of Home Interiors at an exercise price of $19.42 per share. The stock options will be evidenced by a separate Option Agreement and will be granted pursuant to, and subject to the terms and conditions of Home Interiors' 2002 Stock Option Plan for Key Executives. The options will vest and become exercisable in the manner and at the times provided in the Option Agreement.

                (iv) Incentive, Savings and Retirement Plans. During the term of the Executive's employment, the Executive shall also be entitled to participate in all incentive, savings, and retirement plans, practices, policies and programs applicable generally to other employees of Home Interiors ("Investment Plans"), following adoption by the Company of Home Interiors' Investment Plans.

                (v) Welfare Benefit Plans. During the term of the Executive's employment, the Executive and/or the Executive's family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs ("Welfare Plans") provided by Home Interiors (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent offered and applicable generally to other executives of the Company and to the extent Executive is eligible under the terms of the Welfare Plans, following adoption by the Company of Home Interiors' Welfare Plans.

                (vi) Expenses. During the term of the Executive's employment, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive at the request of, or on behalf of, the Company in the performance of the

EMPLOYMENT AGREEMENT - PAGE 2

Executive's duties pursuant to this Agreement, and in accordance with the Company's policies, practices and procedures. The Executive must file expense reports with respect to such expenses in accordance with the Company's policies.

                (vii) Vacation and Holidays. During the term of the Executive's employment, the Executive shall be entitled to paid vacation of three (3) weeks per calendar year and paid holidays in accordance with the plans, policies, programs and practices of Home Interiors for its employees, except as otherwise provided in this Agreement. Such vacation shall be taken at such time or times reasonably acceptable to the Company. In no case shall vacation time be in excess of two (2) consecutive weeks.

         3. TERMINATION OF EMPLOYMENT.

            (a) Death or Disability. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period. If the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), the Company shall give to the Executive no less than thirty (30) days written notice in accordance with
Section 11(b) hereof of its intention to terminate the Executive's employment based upon Disability. In such event, the Executive's employment with the Company shall terminate effective on the date specified in such notice (the "Disability Effective Date"). For purposes of this Agreement, "Disability" shall mean the Executive's inability to perform her duties and obligations hereunder for a period of sixty (60) consecutive days or any sixty (60) days in any twelve
(12) month period due to mental or physical incapacity as determined by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative (such agreement as to acceptability not to be withheld unreasonably).

            (b) Termination by the Company. The Company may terminate the Executive's employment during the Employment Period without Cause, upon ten (10) days prior written notice to Executive of Company's intention to do so. Further, the Company may terminate the Executive's employment during the Employment Period for Cause immediately upon written notice (following expiration of the cure period, if any, described below) to Executive of Company's intention to do so. For purposes of this Agreement, the phrase "for Cause" means: (i) the Executive's material breach of this Agreement or any other document, agreement or contract to which the Executive and the Company are a party, which constitutes a material nonperformance by the Executive of her obligations and duties hereunder or thereunder, as reasonably determined by the Board of Directors of the Company, which is not remedied within thirty (30) days after receipt of written notice from the Company specifying such breach; (ii) the Executive's intentional failure to adhere to any material written policy of the Company, which is not remedied within thirty (30) days after receipt of written notice from the Company specifying such failure; (iii) the Executive's appropriation (or attempted appropriation) of a material business opportunity of the Company, including, without limitation, attempting to secure or securing, any personal profit in connection with any transaction entered into on behalf of the Company; (iv) the Executive's commission of (or attempt to commit) an act of fraud, illegality, theft or willful misconduct toward the Company in the course of employment with the Company that relates to the Company's assets, activities, operations or other employees; (v) the Executive's conviction of, the indictment for (or its procedural equivalent), or the entering of a


EMPLOYMENT AGREEMENT - PAGE 3
guilty plea or plea of no contest or deferred adjudication with respect to, a felony, the equivalent thereof, or any other crime with respect to which imprisonment is a possible punishment; (vi) the Executive's absence from her duties without the consent of the Company's Board of Directors for more than ten
(10) consecutive business days for reasons other than vacation authorized under this Agreement, illness or injury; (vii) a material breach by the Executive of
Section 6 or Section 9 hereof; or (viii) the intentional failure of the Executive to carry out, or comply with, in any material respect any directive of the Board of Directors consistent with the terms of this Agreement, which is not remedied within thirty (30) days after receipt of written notice from the Company specifying such failure.

            (c) Voluntary Termination by Executive. Notwithstanding anything in this Agreement to the contrary, the Executive's employment may be terminated during the Employment Period by the Executive for any reason or no reason, provided Executive gives three (3) months prior written notice to Company of Executive's intention to do so.

            (d) Termination by Executive for Good Reason. The Executive may terminate Executive's employment during the Employment Period with Good Reason immediately upon written notice (following expiration of the cure period described below). For purposes of this Agreement the phrase "with Good Reason" means the Company's material breach of this Agreement or of the Stock Purchase Agreement between Home Interiors and Executive dated December 31, 2002 (the "Stock Purchase Agreement"), which is not remedied within thirty (30) days after receipt by Home Interiors of written notice from the Executive specifying with reasonable detail the act or omission of which Executive complains. It is agreed that assignment by the Board of Directors of duties to Executive that are materially inconsistent with her position as President of the Company shall constitute Good Reason, provided that such assignment of duties continues beyond the cure period described above.

            (e) Notice of Termination. Any termination by the Company (for Cause or otherwise), or by the Executive, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 11(b).

            (f) Date of Termination. "Date of Termination" means (i) the date of receipt of a Notice of Termination or any later date specified therein, and (ii) if the Executive's employment is terminated by reason of death or Disability, the date of death of the Executive or the Disability Effective Date, as the case may be.

         4. OBLIGATIONS OF THE COMPANY UPON TERMINATION.

            (a) Termination by the Company Other Than For Cause or by Executive for Good Reason. If the Company terminates the employment of Executive without Cause (other than or in connection with death or Disability) or if the Executive terminates Executive's employment with Good Reason during the Employment Period, the Company shall pay to the Executive: (i) in a lump sum in cash within thirty
(30) days after the Date of Termination (1) the sum of the Executive's applicable Annual Base Salary through the Date of Termination to the extent not theretofore paid ("Accrued Obligations") and (2) any amount arising from Executive's participation in, or benefits under, any Investment Plans ("Accrued Investments"), which amounts shall be payable in accordance with the terms and conditions of such Investment Plans;


EMPLOYMENT AGREEMENT - PAGE 4

(ii) monthly severance payments of $16,666.67, payable in accordance with the Company's regular pay schedule, from the date of termination of employment through the earlier to occur of the date twelve (12) months following the Date of Termination and December 31, 2007; and (iii) any earned but unpaid Annual Bonus in respect of any full fiscal year ended prior to the date the Executive's employment is terminated, payable in a lump sum in cash at such time as such Annual Bonus otherwise would be payable ("Accrued Bonus"), but not a prorated or partial bonus with respect to the time period between the end of the previous full fiscal year and the date the Executive's employment is terminated. An election by the Company not to extend the initial term beyond its initial expiration date, shall not be considered a termination without Cause for purposes of this Section 4(a), and Company shall have no obligation to pay severance pay to the Executive.

            (b) Termination by the Company for Death or Disability. If the Executive's employment is terminated by reason of the Executive's death or Disability during the Employment Period, the Company shall pay to her legal representatives: (i) in a lump sum in cash within thirty (30) days after the Date of Termination the aggregate Accrued Obligations; (ii) the Accrued Investments, which shall be payable in accordance with the terms and conditions of the Investment Plans; and (iii) any Accrued Bonus, which shall be payable at such time as such Annual Bonus otherwise would be payable. The Company shall have no further payment obligations to the Executive or her legal representatives under this Agreement.

            (c) Termination by the Company for Cause or by Executive Without Good Reason. If the Executive's employment shall be terminated by the Company for Cause or by the Executive without Good Reason, during the Employment Period, the Company shall have no further payment obligations to the Executive other than for payment of Accrued Obligations, Accrued Investments (which, shall be payable in accordance with the terms and conditions of the Investment Plans), and Accrued Bonus (which shall be payable at such time as such Annual Bonus otherwise would be payable).

         5. FULL SETTLEMENT, MITIGATION. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment. Company shall not be liable to Executive for any damages in addition to the amounts payable under Section 4 arising out of the termination of the Executive's employment, for any reason, prior to the end of the Employment Period, provided, however, that the Company shall be entitled to seek damages from the Executive for any breach of Sections 6, 7, or 9 hereof or criminal misconduct.

         6. NON-DISCLOSURE COVENANT.

            (a) The Executive acknowledges that during the Employment Period and as part of her employment, the Executive will be and has been afforded access to confidential information of the Company and Home Interiors and its Affiliates. For purposes of this Agreement, "Affiliates" shall be defined as corporations, partnerships, limited liability companies or other entities controlled by or under common control with Home Interiors, including, without limitation, the Company, all of which have trade, business, and financial secrets and other confidential and proprietary information, including, but not limited to, product


EMPLOYMENT AGREEMENT - PAGE 5
information, designs, formulas, and processes, sales and marketing information and strategy, including unique marketing and sales methods and systems, and vendor and manufacturer lists, customer lists, displayer and independent contractor or manager list (collectively, the "Confidential Information") and that such Confidential Information constitutes valuable, special and unique property of the Company and Home Interiors. As defined herein, Confidential Information shall not include (i) information that is generally known to other persons or entities, or (ii) information required to be disclosed by the Executive pursuant to a subpoena or court order, or pursuant to a requirement of a governmental agency or law of the United States of America or a state thereof or any governmental or political subdivision thereof; provided, however, that the Executive shall take all reasonable steps, at the cost of the Company, to prohibit disclosure pursuant to subsection (ii) herein. The Executive also acknowledges that public disclosure of such Confidential Information could have an adverse effect on the Company, Home Interiors, and their business and that the provisions of this Section 6 are reasonable and necessary to prevent the improper use or disclosure of Confidential Information.

            (b) In consideration of the compensation and benefits to be paid or provided to the Executive by the Company under this Agreement, the Executive covenants that both during and after the Employment Period, the Executive shall
(i) hold Confidential Information in confidence; (ii) not disclose, disseminate, publish or release (either directly or indirectly) Confidential Information to any person (other than Company employees and other persons to whom the Company has authorized the Executive to disclose such information and then only to the extent that such Company employees and other persons authorized by the Company have a need for such knowledge); and (iii) not use any Confidential Information for the benefit of any person or entity other than the Company.

         7. SURRENDER OF MATERIALS UPON TERMINATION. Upon termination of the Executive's employment, for any reason, the Executive shall immediately return to the Company all originals and/or copies, in whatever form, of any and all Confidential Information and any other property of the Company and its Affiliates, which are in the Executive's possession, custody or control, whether or not provided by the Company.

         8. SUCCESSORS.

            (a) This Agreement is personal to the Executive and shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

            (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

            (c) The Company may assign this Agreement to any successor in interest that agrees to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. The failure of any successor of Company to expressly assume to perform this Agreement in writing shall, at the election of Executive, be deemed to be a termination of this Agreement without cause.



EMPLOYMENT AGREEMENT - PAGE 6

         9. NON-COMPETITION AND NON-SOLICITATION.

            (a) The Executive acknowledges that: (i) the services to be performed by her under this Agreement are of a special, unique, unusual, extraordinary, and intellectual character; (ii) the Company's business is international in scope and its products are marketed throughout the United States and the world; (iii) the Company competes with other businesses both nationally within the United States and internationally; and (iv) the provisions of this Section 9 are reasonable and necessary to protect the Company's business.

            (b) In consideration of the acknowledgments by the Executive, and in consideration of the compensation and benefits to be paid or provided to the Executive by the Company, the Executive agrees that she will not, directly or indirectly:

                  (i) during the Employment Period, except in the course of her employment hereunder, and during the Post-Employment Period, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend the Executive's name or any similar name to, lend the Executive's credit to or render services or advice to, any business whose products, services or activities compete in whole or in part with the products, services or activities of the Company, Home Interiors or its Affiliates, anywhere within the United States where the Company, Home Interiors or its Affiliates conduct or market their business or services;

                  (ii) whether for the Executive's own account or for the
            account of any other person, at any time during the Employment Period and the Post-Employment Period, solicit business of the same or similar type being carried on by the Company, Home Interiors or its Affiliates, from any customer of the Company, Home Interiors or its Affiliates, whether or not the Executive had personal contact with such person during and by reason of the Executive's employment with the Company;

                  (iii) whether for the Executive's own account or the account of any other person at any time during the Employment Period and the Post-Employment Period, solicit, employ, or otherwise engage as an employee, independent contractor, or otherwise, any person who is or was at the time of such solicitation, employment or engagement an employee, consultant or independent contractor of the Company or Home Interiors or in any manner induce or attempt to induce any employee of the Company, Home Interiors or its Affiliates to terminate his/her employment with the Company, Home Interiors or its Affiliates;

                  (iv) whether for the Executive's own account or the account of any other person at any time during the Employment Period and the Post-Employment Period, interfere with the Company's, Home Interiors' or its Affiliates' relationship with any person, including any person who is or was at any time during the Employment Period, an employee, contractor, supplier, or customer of the Company, Home Interiors or its Affiliates; or


EMPLOYMENT AGREEMENT - PAGE 7

                  (v) at any time during or after the Employment Period,
            including the Post-Employment Period, disparage the Company, Home Interiors or its Affiliates or any of their shareholders, partners, members, other holders of equity in the Company or Home Interiors, directors, officers, employees, or agents or any Affiliate of the foregoing.

            (c) If any covenant in this Section 9 is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against the Executive.

            (d) The period of time applicable to any covenant in this Section 9 will be extended by the duration of any violation by the Executive of such covenant.

            (e) The Executive will, while the covenant under this Section 9 is in effect, give written notice to the Company, within ten (10) days after accepting any other employment or consulting arrangement, of the identity of the Executive's new employer or contractor and all of the material duties and services to be provided by Executive in such employment or retention, which shall not require disclosure by Executive of any terms of compensation. The Company may notify such new employer that the Executive is bound by this Agreement and, at the Company's election, furnish such new employer with a copy of this Agreement or relevant portion thereof.

            (f) The term "Post-Employment Period" means the two (2) year period beginning on the date of termination of the Executive's employment with the Company, unless Executive's employment with the Company was terminated by the Company without Cause or was terminated by the Executive for Good Reason, in which case the Post-Employment Period means the one (1) year period beginning on the date of termination of Executive's employment with the Company.

            (g) In the event Company violates in any material respect its obligations under Section 4 of this Agreement, or defaults in its obligations to pay any amount due under Sections 1.1, 1.2 and 1.3 of the Stock Purchase Agreement, and such violation or default continues for thirty (30) days following receipt by Company of written notice of such violations, then Executive's obligations under Section 9(b)(i) shall terminate. Further, in such event, obligations of Executive under Sections 9(b)(ii) through 9(b)(iv) shall terminate, but only as to those employees, customers and suppliers of the Company that were employees, customers, contractors, consultants and suppliers of the Company as of the Closing Date.

         10. EFFECT OF AGREEMENT ON OTHER BENEFITS. The existence of this Agreement shall not prohibit or restrict the Executive's entitlement to full participation in the employee benefit and other plans or programs in which employees of Home Interiors are eligible to participate, following adoption by Company of such employee benefit and other plans and programs.


EMPLOYMENT AGREEMENT - PAGE 8

         11. MISCELLANEOUS.

             (a) Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to conflict of laws principles. Any legal action to enforce or interpret any provision of this Agreement shall be brought in Dallas County, Texas, as the Company may elect. By execution and delivery of this Agreement, the Executive accepts and consents to for herself, the jurisdiction of the Courts of the State of Texas, County of Dallas.

             (b) Notice. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                  If to the Executive:      Brenda Buell
                                            3308 Shorecrest Drive
                                            Dallas, Texas 75235


                  If to the Company:        Brenda Buell & Associates, Inc.
                                            c/o Home Interiors & Gifts, Inc.
                                            1649 Frankford Road West
                                            Carrollton, TX  75007
                                            Attn:  Michael D. Lohner

                  With Mandatory
                  Copy to: Chair of Board of Directors Home Interiors & Gifts, Inc.
                                            1649 Frankford Road West
                                            Carrollton, TX  75007

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

            (c) Severability.If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar-in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

            (d) Withholding. The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.


EMPLOYMENT AGREEMENT - PAGE 9

            (e) Obligations Contingent on Performance. The obligations of the Company hereunder, including its obligation to pay the compensation provided for herein, are contingent upon the Executive's performance of the Executive's obligations hereunder.

            (f) Waiver. Executive's or the Company's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

            (g) Injunctive Relief and Additional Remedy. The Executive acknowledges that money damages would be both incalculable and an insufficient remedy for a breach of Section 6 or 9 by the Executive and that any such breach would cause the Company irreparable harm. Accordingly, the Company, in addition to any other remedies at law or in equity it may have, shall be entitled, without the requirement of posting of bond or other security, to equitable relief, including injunctive relief and specific performance, in connection with a breach of Section 6 or 9 by the Executive. If the Executive breaches in any material respect any of the material provisions of Section 6 or 9, following termination of Executive's employment, the Company will have the right to cease making any payments otherwise due to the Executive under this Agreement.

            (h) Entire Agreement; Amendments. The provisions of this Agreement constitute the complete understanding and agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, between or among the parties hereto. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto or their respective successors and legal representatives.

            (i) Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same Agreement.

            (j) Covenants of Sections 6 and 9 are Essential and Independent Covenants. The covenants by the Executive in Sections 6 and 9 are essential elements of this Agreement, and without the Executive's agreement to comply with such covenants, the Company would not have entered into this Agreement or employed or continued the employment of the Executive. The Company and the Executive have independently consulted their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by the Company.

            (k) Section Headings, Construction. The captions or headings of Sections in this Agreement are provided for convenience only and are not part of the provisions hereof and shall have no force or effect. Whenever the terms "hereof', "hereby", "herein", or words of similar import are used in this Agreement they shall be construed as referring to this Agreement in its entirety rather than to a particular section or provision, unless the context specifically indicates to the contrary. Any reference to a particular "Section" or "paragraph" shall be construed as referring to the indicated section or paragraph of this Agreement unless the context


EMPLOYMENT AGREEMENT - PAGE 10
indicates to the contrary. The use of the term "including" herein shall be construed as meaning "including without limitation."



         EXECUTED to be effective as of December 31, 2002.

                             EXECUTIVE:


                             /s/ BRENDA BUELL
                             ---------------------------------------------------
                             Brenda Buell


                             COMPANY:

                             BRENDA BUELL & ASSOCIATES, INC.,
                             a Texas corporation



                             By: /s/ MICHAEL D. LOHNER
                                ------------------------------------------------
                                 Michael D. Lohner, Chief Executive Officer





                            GUARANTEE OF PERFORMANCE

         Home Interiors hereby guarantees the payment obligations of the Company to the Executive set forth in this Agreement, recognizing that it is a direct or indirect beneficiary of its terms.



                             HOME INTERIORS & GIFTS, INC.,
                             a Texas corporation



                             By: /s/ MICHAEL D. LOHNER
                                ------------------------------------------------
                                    Michael D. Lohner, President


EMPLOYMENT AGREEMENT - PAGE 11

                                   EXHIBIT "C"

                           Opinion of Counsel for Buell

                                  See attached.

                      [CANTEY & HANGER, L.L.P. LETTERHEAD]


                                December 31, 2002



Home Interiors & Gifts, Inc.
1649 Frankford Road
West Carrollton, Texas 75007

         RE: BRENDA BUELL & ASSOCIATES, INC.

Ladies and Gentlemen:

         We have acted as counsel for Brenda Buell (the "Shareholder") in connection with that certain Stock Purchase Agreement (together with all schedules and exhibits thereto, the "Agreement") dated as of December 31, 2002, by and between Home Interiors & Gifts, Inc., a Texas corporation ("HIG"), Brenda Buell & Associates, Inc., a Texas corporation ("BBA"), and the Shareholder, pursuant to which the Shareholder has sold to HIG, and HIG has purchased from the Shareholder, all of the issued and outstanding shares (the "Shares") of capital stock of BBA. We are providing this opinion pursuant to
Section 6.2(d) of the Agreement. Capitalized terms utilized and not otherwise defined herein have the meanings given to them in the Agreement.

         In connection with the delivery of this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following documents (the "Transaction Documents"):

         1. the Agreement;

         2. the Buell Agreement.

         We have also examined originals, executed counterparts or copies of such other agreements, corporate records, instruments and certificates, certificates of public authorities and such matters of law as we have deemed necessary for the purpose of rendering this opinion. To the extent we deemed necessary for purposes of this opinion, we have relied upon: (i) the statements and representations of BBA and the Shareholder as to factual matters; (ii) the corporate records provided to us by BBA and the Shareholder; and (iii) certificates and other documents obtained from public officials. We have assumed that any certificate, representation, telegram or other document on which we have relied that was given or dated earlier than the date of this letter continued to remain accurate, insofar as relevant to such opinions, from such earlier date through and including the date of this letter. We have further relied as to factual matters on the representations and warranties contained in the Transaction Documents, and we have

Home Interiors & Gifts, Inc.
December 31, 2002
Page 2


assumed the completeness and accuracy of all such representations and warranties as to factual matters.

         We have assumed the genuineness of all signatures, the legal capacity of all individuals who have executed the Transaction Documents and all other documents we have reviewed, that the Shareholder holds the requisite title and rights to the Shares, free and clear of all liens,] the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified, photostatic, reproduced or conformed copies. We have also assumed that the Transaction Documents have been duly authorized, executed and delivered by HIG (and BBA, as to the Buell Agreement) and are enforceable in accordance with their terms against HIG (and BBA, as to the Buell Agreement) and that the execution, delivery and performance of the Transaction Documents by HIG (and BBA, as to the Buell Agreement) does not and will not result in a breach of, or constitute a default under, any agreement, instrument or other document to which HIG (or BBA, as to the Buell Agreement) is a party or any order, judgment, writ or decree applicable to HIG (or BBA, as to the Buell Agreement or to which HIG's (or BBA's, as to the Buell Agreement) property is subject.

         We have been retained to represent the Shareholder solely with respect to the transactions contemplated by the Transaction Documents and do not represent the Shareholder or BBA on a general basis. Whenever our opinion with respect to factual matters is indicated to the best of our knowledge, we are referring to the actual knowledge of Dean A. Tetirick, Whitney L. Cardwell and Stephen P. Phillips, who are the Cantey & Hanger, L.L.P. attorneys who have represented the Shareholder during the course of this transaction. Except as expressly set forth herein, we have not undertaken any independent investigation to determine the existence or absence of such facts, and no inference as to the knowledge of the existence or absence of such facts should be drawn from such representation.

         Based on the foregoing and subject to the qualifications set forth herein, we are of the opinion that:

         1. BBA is a corporation organized, validly existing and in good standing under the laws of the State of Texas. BBA has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted.

         2. The Agreement has been duly executed and delivered by BBA and the Transaction Documents have been duly executed and delivered by the Shareholder. Assuming the valid execution and delivery by HIG and BBA (as to the Buell Agreement), the Transaction Documents constitute legal, valid and binding agreements of BBA (as to the Agreement only) and the Shareholder, enforceable against them in accordance with their terms, except to the extent that enforcement thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws of general application relating to or affecting the enforcement of the rights of creditors and the application of general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) and further subject to the qualifications set forth in the next succeeding sentences. We express no

Home Interiors & Gifts, Inc.
December 31, 2002
Page 3


opinion herein as to the validity or enforceability of: (i) the non-competition undertakings; or (ii) any provision of the Transaction Documents to the extent that such provision purports to waive any rights, remedies or defenses. The opinion expressed in this paragraph is also subject to the qualification that certain of the remedial, waiver and other provisions of the Transaction Documents may not be enforceable; but such enforceability will not, in our judgment, render the Transaction Documents invalid as a whole, or substantially interfere with the realization of the principle legal benefits provided by the Transaction Documents, except to the extent of any procedural delay which may result therefrom.

         3. The Shareholder has the power to sell, assign, transfer and deliver the Acquired Stock to HIG as provided in the Agreement. All corporate proceedings necessary to be taken by BBA in connection with the transactions provided for in the Agreement and necessary to make the same effective have been duly and validly taken.

         4. The authorized capital stock of BBA consists of 1,000,000 shares of common stock, $1.00 par value, of which 1,000 shares are issued and outstanding and constitute the "Acquired Stock." All of the Acquired Stock has been duly authorized, is validly issued, fully paid and nonassessable and is not issued in violation of or subject to any preemptive rights of the Shareholder, or to our knowledge, subject to any shareholders' agreements, voting trust agreements, or other similar agreements. To the best of our knowledge, the Shareholder owns the Acquired Stock, free and clear of all liens, claims, encumbrances and restrictions of any kind. Upon endorsement by the Shareholder of the Acquired Shares and delivery to HIG of a certificate representing the Acquired Stock, in accordance with the terms of and for the consideration specified in the Agreement, HIG is acquiring record and beneficial ownership of the Acquired Stock, free and clear of all liens, claims, encumbrances and restrictions of any kind.

         5. To our knowledge, there are no outstanding subscriptions, options, warrants, calls, contracts, demands, commitments, convertible securities or other agreements of any character or nature whatsoever under which BBA or the Shareholder is, are or may become obligated to issue, assign or transfer any shares of BBA's capital stock.

         6. Except as described in the Agreement, to the best of our knowledge, based solely on the representations of BBA and the Shareholder contained in the Agreement, neither BBA nor the Shareholder is a party to any pending suit, action or investigation by any governmental body, or legal, administrative or arbitration proceeding.

         7. Except as described in the Transaction Documents, neither the execution, delivery or performance of the Transaction Documents by the Shareholder, nor the consummation by the Shareholder of the transactions contemplated thereby will: (a) conflict with or result in the breach of any provision of the Articles of Incorporation or Bylaws of BBA; (b) constitute or result in the breach of, conflict with or give rise to a right of forfeiture, termination, cancellation or acceleration with respect to, any term, condition or provision of, any note, bond, mortgage, indenture, license, or other material contract or obligation listed, identified or described in the Agreement as one to which BBA or the Shareholder is a party or by which BBA or the

Home Interiors & Gifts, Inc.
December 31, 2002
Page 4


Shareholder is subject, except for such conflicts, breaches or defaults as to which written waivers or consents have been obtained; or (c) violate in any material respect any law, statute, regulation, judgment, order, writ, injunction, or decree applicable to BBA or the Shareholder, or the business, properties or assets of BBA.

         8. No consent, order, authorization, qualification, or approval of, or exemption by or filing with any governmental, public, or regulatory body or authority is required in connection with the execution, delivery and performance by BBA and the Shareholder of the Transaction Documents.

         The foregoing opinions are limited to the laws and regulations of the United States and the State of Texas, and we have not considered and express no opinion on the laws or regulations of any other jurisdiction. This opinion is rendered only with respect to the laws and the regulations thereunder which are in effect as of the date hereof that may affect the validity of any of the opinions expressed therein. This opinion (i) is rendered as of the date hereof, and we undertake no, and hereby disclaim, any obligation to advise you of any changes or any new developments which might affect any matters or opinions set forth herein, and (ii) is limited to the matters stated herein and no opinions may be inferred or implied beyond the matters expressly stated herein.

         This opinion is provided for the purpose of complying with the requirements of Section 6.2(d) of the Agreement and is for the information of the addressee hereof and its counsel and accountants. Other than as provided for above, this opinion is not to be quoted in whole or in part or otherwise referred to, nor is it to be filed with any governmental agency or other person, without our prior written consent. Other than HIG and its counsel and accountants as set forth in this paragraph, no one is entitled to rely upon the opinions expressed herein.

                                              Very truly yours,

                                              CANTEY & HANGER, L.L.P.

                                              By:  /s/ DEAN A. TETIRICK
                                                  -----------------------------
                                                  Dean A. Tetirick, a Partner

                                                                     EXHIBIT "D"


                                December 31, 2002


Brenda Buell
3308 Shorecrest Drive
Dallas, Texas  75235

         Re: STOCK PURCHASE AGREEMENT (THE "AGREEMENT") DATED AS OF DECEMBER 31, 2002, AMONG BRENDA BUELL & ASSOCIATES, INC., A TEXAS CORPORATION (THE "BUYER"), BRENDA BUELL ("BUELL"), AND HOME INTERIORS & GIFTS, INC., A TEXAS CORPORATION ("BUYER")

Dear Ms. Buell:

         We have acted as legal counsel to Buyer in connection with the transactions evidenced by the Agreement. This letter (this "Opinion Letter") is being furnished to you pursuant to Section 6.3(d) of the Agreement. Unless otherwise defined, each capitalized term shall have the meaning attributed to it in the Agreement. In connection with this Opinion Letter, we have reviewed the following documents (the "Transaction Documents"):

         1.  the Agreement;

         2.  the Note; and

         3.  the Buell Agreement.

         In connection with this Opinion Letter, we have also examined originals or copies, certified or otherwise identified to our satisfaction as true copies, of the Articles of Incorporation and the Bylaws of the Buyer, as amended to date, and such additional records, agreements and other instruments and certificates or comparable documents of public officials and/or of officers and representatives of the Buyer, and have made such inquiries of such officers and representatives as we have deemed relevant and necessary, as the basis for the opinions hereinafter set forth. In such examination, we have assumed: (i) the genuineness of all signatures, other than the signatures on behalf of Buyer;
(ii) the authenticity of all documents or other papers submitted to us as originals, and the conformity to authentic original documents of all documents or other papers submitted to us as certified, conformed or photo static copies thereof; and (iii) the legal capacity of each natural person executing the Transaction Documents. In addition, we are unaware of the existence of any fraud or dishonesty with respect to any of the

Brenda Buell & Associates, Inc.
December 31, 2002
Page 2

matters relevant to our opinions and, accordingly, we have assumed that no fraud or dishonesty exists with respect to any of the matters relevant to our opinions.

         In rendering the opinions expressed below, we have assumed (i) the valid existence in the jurisdiction of its organization of each party to the Transaction Documents other than the Buyer, (ii) the due authorization, execution and delivery of the Transaction Documents by the parties thereto other than the Buyer and BBA, as to the Buell Agreement, (iii) the power and authority of each party to the Transaction Documents, other than the Buyer and BBA, as to the Buell Agreement, to execute, deliver and perform the same without violating its certificate of incorporation or bylaws or any other organizational or governing documents or any law or governmental rule or regulation applicable to it, (iv) that the execution, delivery and performance of the Transaction Documents by each party thereto, other than the Buyer and BBA, as to the Buell Agreement, will not conflict with, constitute a default under or result in a breach of any requirement of law or any contractual obligation of any such party, (v) the genuineness of all signatures and the authority of all persons signing each of the Transaction Documents on behalf of the parties thereto, other than the Buyer and BBA, as to the Buell Agreement, (vi) the authenticity of all documents submitted to us as certified, conformed or photo static copies and the authenticity of the originals of such copies, and (vii) the legal capacity of each natural person executing the Transaction Documents.

         As to certain factual matters, we have, to the extent deemed appropriate by us, relied upon certificates of officers of the Buyer and the representations and warranties of the Buyer contained in the Transaction Documents (including the Schedules and Exhibits thereto), and we have not independently verified the information contained in such certificates or the Transaction Documents.

         As used herein, "to our knowledge" means the conscious awareness (without any independent investigation) of facts or other information by any lawyer in our Firm actively involved in the negotiation of the transactions described herein. The term "to our knowledge" specifically excludes all factual matters that would be known to us by constructive, implied or imputed knowledge.

         Based upon the foregoing and subject to the qualifications hereinafter set forth, we are of the opinion that:

         1. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, and Buyer has all requisite power and authority to own its assets and to carry on its business.

Brenda Buell & Associates, Inc.
December 31, 2002
Page 3

         2. Buyer has all requisite corporate power and authority to execute, deliver and perform its obligations under the Transaction Documents; the execution and delivery of the Transaction Documents and the other agreements, documents and instruments contemplated thereby to be executed and delivered by Buyer and the consummation of the transactions contemplated by the Transaction Documents have been duly authorized and approved by the Board of Directors of Buyer. The Transaction Documents have been duly and validly executed and delivered by Buyer and constitute valid and binding obligations of Buyer, enforceable in accordance with their respective terms. BBA has all requisite corporate power and authority to execute, deliver and perform its obligations under the Buell Agreement; the execution and delivery of the Buell Agreement and the performance by BBA of its obligations thereunder have been duly authorized and approved by the Board of Directors of BBA. The Buell Agreement has been duly and validly executed and delivered by BBA and constitutes a valid and binding obligation of BBA, enforceable in accordance with its terms.

         3. The execution and delivery of the Transaction Documents by the Buyer does not, and consummation by Buyer of the transactions contemplated by the Transaction Documents will not conflict with any provision of the Articles of Incorporation or Bylaws of Buyer. The execution and delivery of the Buell Agreement by BBA does not, and the performance by BBA of it obligations thereunder will not conflict with any provision of the Articles of Incorporation or Bylaws of BBA.

         4. To our knowledge, Buyer is not a party to, and the business and assets of Buyer are not the subject of or affected by, any pending or threatened suit, claim, action or litigation by or with any party or any administrative, arbitration or other governmental proceeding, investigation or inquiry, which, if determined adversely to Buyer, would prevent the consummation of any of the transactions contemplated by the Transaction Documents, nor, to our knowledge, is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitration outstanding against Buyer which, insofar as reasonably can be foreseen, could prevent the consummation of any of the transactions contemplated by the Transaction Documents.

         The opinions contained herein are subject to the following limitations and qualifications:

                  (a) The validity, binding effect and enforceability of, and the rights and remedies set forth in and the effect of, the Transaction Documents may be limited by and subject to (1) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights and remedies of creditors; (2) the effect of general principles of equity, whether applied by a court of law or equity; (3) the possible unenforceability of provisions requiring indemnification for, or providing exculpation, release, or exemption from liability for, action or inaction, to the extent such action or

Brenda Buell & Associates, Inc.
December 31, 2002
Page 4

         inaction involves negligence or willful misconduct or to the extent otherwise contrary to public policy; (4) the possible unenforceability of provisions that waivers or consents by a party may not be given effect unless in writing or in compliance with particular requirements or that a person's course of dealing, course of performance, or the like or failure or delay in taking action may not constitute a waiver of related rights or provisions or that one or more waivers may not under certain circumstances constitute a waiver of other matters of the same kind; (5) the effect of a course of dealing, course of performance, or the like, that would modify the terms of an agreement or the respective rights or obligations of the parties under an agreement; (6) the possible unenforceability of provisions that enumerated remedies are not exclusive or that a party has the right to pursue multiple remedies without regard to other remedies elected or that all remedies are cumulative; and (7) the possible unenforceability of provisions permitting the exercise, under certain circumstances, of rights without notice or without providing opportunity to cure failures to perform.

                  (b) We have assumed the enforceability of the Transaction Documents against Buell and the enforceability of the Agreement against BBA.

         We are members only of the Bar of the State of Texas, and we express no opinion as to any questions of law other than with respect to laws of the State of Texas and federal laws in effect on the date hereof, and no opinion is expressed herein as to any other matters governed by the laws of any other jurisdiction.

         The opinions contained herein are limited to those matters expressly covered by numbered Paragraphs 1 through 4 above; no opinion is to be implied in respect of any other matter. The opinions set forth in numbered Paragraphs 1 through 4 are as of the date hereof and we disclaim any undertaking to update this letter or otherwise advise you as to any changes of law or fact which may hereafter be brought to our attention.

         This letter and the opinions contained herein are furnished by us as counsel to the Buyer in connection with the transactions described above and are solely for the benefit of Brenda Buell and her legal counsel and accountants and are not to be made available to or relied upon in any manner by any other person, firm, or entity or for any other purpose without our prior written consent.

Brenda Buell & Associates, Inc.
December 31, 2002
Page 5


                                         Very truly yours,




                                         BELL NUNNALLY & MARTIN LLP